Exhibit 99.1

Explanatory Note

Set forth below in this Exhibit 99.1 are the historical audited consolidated balance sheet of Express Scripts Holding Company as of December 31, 2017 and December 31, 2016 and consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the three years ended December 31, 2017, 2016 and 2015.  Unless the context otherwise requires, references to the terms “we,” “our,” or “us” used throughout this Exhibit 99.1 refer to Express Scripts Holding Company and its consolidated subsidiaries.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Express Scripts Holding Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Express Scripts Holding Company and its subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
February 27, 2018

We have served as the Company’s auditor since 1991.

EXPRESS SCRIPTS HOLDING COMPANY CONSOLIDATED BALANCE SHEET
	December 31,
(in millions)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$2,309.6	$3,077.2
Receivables, net	7,056.3	7,062.1
Inventories	2,124.9	1,959.0
Prepaid expenses and other current assets	466.3	265.1
Total current assets	11,957.1	12,363.4
Property and equipment, net	551.3	607.0
Computer software, net	814.9	712.6
Goodwill	31,099.7	29,277.8
Other intangible assets, net	9,625.9	8,636.9
Other assets	206.9	147.2
Total assets	$54,255.8	$51,744.9

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$10,188.5	$8,836.9
Accounts payable	3,755.7	3,875.7
Accrued expenses	2,869.3	2,993.2
Short-term debt and current maturities of long-term debt	1,032.9	722.3
Total current liabilities	17,846.4	16,428.1
Long-term debt	14,981.5	14,846.0
Deferred taxes	2,562.4	3,603.3
Other liabilities	740.2	623.7
Total liabilities	36,130.5	35,501.1
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value per share; shares issued: 862.3 and 857.5, respectively; shares outstanding: 564.4 and 605.5, respectively	8.6	8.6
Additional paid-in capital	23,537.8	23,233.6
Accumulated other comprehensive loss	(2.9)	(12.3)
Retained earnings	16,318.6	11,801.2
	39,862.1	35,031.1
Common stock in treasury at cost, 297.9 and 252.0 shares, respectively	(21,742.5)	(18,795.1)
Total Express Scripts stockholders’ equity	18,119.6	16,236.0
Non-controlling interest	5.7	7.8
Total stockholders’ equity	18,125.3	16,243.8
Total liabilities and stockholders’ equity	$54,255.8	$51,744.9
See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY CONSOLIDATED STATEMENT OF OPERATIONS
	Year Ended December 31,
(in millions, except per share data)	2017	2016	2015
Revenues(1)	$100,064.6	$100,287.5	$101,751.8
Cost of revenues(1)	91,302.5	91,667.0	93,349.9
Gross profit	8,762.1	8,620.5	8,401.9
Selling, general and administrative	3,268.1	3,532.7	4,062.6
Operating income	5,494.0	5,087.8	4,339.3
Other (expense) income:
Interest income and other	42.9	34.1	24.8
Interest expense and other	(607.9)	(694.8)	(500.3)
	(565.0)	(660.7)	(475.5)
Income before income taxes	4,929.0	4,427.1	3,863.8
Provision for income taxes	397.3	999.5	1,364.3
Net income	4,531.7	3,427.6	2,499.5
Less: Net income attributable to non-controlling interest	14.3	23.2	23.1
Net income attributable to Express Scripts	$4,517.4	$3,404.4	$2,476.4

Weighted-average number of common shares outstanding during the period:
Basic	580.1	626.9	689.0
Diluted	583.4	631.4	695.3
Earnings per share:
Basic	7.79	5.43	3.59
Diluted	7.74	5.39	3.56
(1)	Includes retail pharmacy co-payments of $8,241.3 million, $8,569.2 million and $9,170.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.
See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
	Year Ended December 31,
(in millions)	2017	2016	2015
Net income	$4,531.7	$3,427.6	$2,499.5
Other comprehensive income (loss):
Foreign currency translation adjustment	9.4	1.7	(16.1)
Comprehensive income	4,541.1	3,429.3	2,483.4
Less: Comprehensive income attributable to non-controlling interest	14.3	23.2	23.1
Comprehensive income attributable to Express Scripts	$4,526.8	$3,406.1	$2,460.3
See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
	Number of Shares	Amount
(in millions)	Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Treasury Stock	Non- Controlling Interest	Total
Balance at December 31, 2014	848.6	$8.5	$22,671.4	$2.1	$5,920.4	$(8,548.2)	$9.8	$20,064.0
Net income	—	—	—	—	2,476.4	—	23.1	2,499.5
Other comprehensive loss	—	—	—	(16.1)	—	—	—	(16.1)
Treasury stock acquired	—	—	(825.0)	—	—	(4,675.0)	—	(5,500.0)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	5.9	—	(30.0)	—	—	—	—	(30.0)
Amortization of unearned compensation under employee plans	—	—	117.1	—	—	—	—	117.1
Exercise of stock options	—	—	213.2	—	—	—	—	213.2
Tax benefit relating to employee stock compensation	—	—	58.0	—	—	—	—	58.0
Distributions to non-controlling interest	—	—	—	—	—	—	(25.2)	(25.2)
Balance at December 31, 2015	854.5	$8.5	$22,204.7	$(14.0)	$8,396.8	$(13,223.2)	$7.7	$17,380.5
Net income	—	—	—	—	3,404.4	—	23.2	3,427.6
Other comprehensive income	—	—	—	1.7	—	—	—	1.7
Treasury stock acquired	—	—	825.0	—	—	(5,571.9)	—	(4,746.9)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	3.0	0.1	(9.8)	—	—	—	—	(9.7)
Amortization of unearned compensation under employee plans	—	—	107.0	—	—	—	—	107.0
Exercise of stock options	—	—	95.5	—	—	—	—	95.5
Tax benefit relating to employee stock compensation	—	—	11.2	—	—	—	—	11.2
Distributions to non-controlling interest	—	—	—	—	—	—	(23.1)	(23.1)
Balance at December 31, 2016	857.5	$8.6	$23,233.6	$(12.3)	$11,801.2	$(18,795.1)	$7.8	$16,243.8
Net income	—	—	—	—	4,517.4	—	14.3	4,531.7
Other comprehensive income	—	—	—	9.4	—	—	—	9.4
Treasury stock acquired	—	—	—	—	—	(2,947.4)	—	(2,947.4)
Issuance of common shares in connection with acquisitions	2.0	—	124.5	—	—	—	—	124.5
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	2.8	—	(12.9)	—	—	—	—	(12.9)
Amortization of unearned compensation under employee plans	—	—	99.6	—	—	—	—	99.6
Exercise of stock options	—	—	93.0	—	—	—	—	93.0
Distributions to non-controlling interest, net of contributions	—	—	—	—	—	—	(16.4)	(16.4)
Balance at December 31, 2017	862.3	$8.6	$23,537.8	$(2.9)	$16,318.6	$(21,742.5)	$5.7	$18,125.3
See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY CONSOLIDATED STATEMENT OF CASH FLOWS
	Year Ended December 31,
(in millions)	2017	2016	2015
Cash flows from operating activities:
Net income	$4,531.7	$3,427.6	$2,499.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,802.0	2,154.6	2,359.1
Deferred income taxes	(1,678.9)	(497.4)	(462.1)
Employee stock-based compensation expense	99.6	107.0	117.1
Other, net	43.3	(36.2)	(46.3)
Changes in operating assets and liabilities
Receivables	55.9	(374.0)	(770.3)
Inventories	(166.7)	64.1	90.1
Other current and noncurrent assets	(172.5)	(137.5)	78.3
Claims and rebates payable	1,114.9	(560.8)	909.5
Accounts payable	(126.8)	436.4	318.3
Accrued expenses	(241.7)	404.2	(142.7)
Other current and noncurrent liabilities	90.5	(68.6)	(102.2)
Net cash flows provided by operating activities	5,351.3	4,919.4	4,848.3
Cash flows from investing activities:
Acquisitions, net of cash acquired	(3,501.1)	—	—
Capital expenditures for property and equipment and computer software	(267.4)	(330.4)	(295.9)
Net cash proceeds from the sale of business	85.3	—	—
Other, net	(7.4)	(21.5)	27.4
Net cash used in investing activities	(3,690.6)	(351.9)	(268.5)
Cash flows from financing activities:
Treasury stock acquired	(2,938.0)	(4,746.9)	(5,500.0)
Proceeds from long-term debt, net of discounts	1,398.9	5,986.8	5,500.0
Repayment of long-term debt	(1,125.0)	(5,932.5)	(3,390.8)
Commercial paper borrowings, net	194.8	—	—
Net proceeds from employee stock plans	81.0	87.2	183.1
Other, net	(44.9)	(72.4)	(9.3)
Net cash used in financing activities	(2,433.2)	(4,677.8)	(3,217.0)
Effect of foreign currency translation adjustment	4.9	1.2	(9.1)
Net (decrease) increase in cash and cash equivalents	(767.6)	(109.1)	1,353.7
Cash and cash equivalents at beginning of year	3,077.2	3,186.3	1,832.6
Cash and cash equivalents at end of year	$2,309.6	$3,077.2	$3,186.3
Supplemental data:
Cash paid during the year for:
Income tax payments, net of refunds	$2,074.9	$1,543.0	$1,802.2
Interest	595.6	509.9	518.1
See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of significant accounting policies
Organization and operations. We are the largest independent pharmacy benefit management (“PBM”) company in the United States, providing healthcare management and administration services on behalf of clients that include managed care organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. We report segments on the basis of the products and services we offer and have determined we have two reportable segments: PBM and Other Business Operations. Our integrated PBM services include clinical solutions, Express Scripts SafeGuardRx, specialized pharmacy care, home delivery pharmacy services, specialty pharmacy services, retail network pharmacy administration, benefit design consultation, drug utilization review, drug formulary management, Medicare, Medicaid and Public Exchange offerings, administration of a group purchasing organization, Inside Rx and digital consumer health and drug information. Through our Other Business Operations segment, we provide specialty pharmaceuticals distribution services and medical benefit management services. Medical benefit management services are provided by CareCore National Group, LLC and its affiliates d/b/a eviCore healthcare (“eviCore”), which we acquired on December 15, 2017. See Note 3 - Acquisitions and divestiture for further description.
Prior to December 27, 2017, our Other Business Operations segment also included consulting services for pharmaceutical and biotechnology manufacturers to collect scientific evidence to guide the safe, effective and affordable use of medicines. These services were provided by United BioSource Holdings, Inc. (“UBC”) which we sold on December 27, 2017. See Note 3 - Acquisitions and divestiture for further description.
Basis of presentation. The consolidated financial statements include our accounts and those of our consolidated subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliated companies 20% to 50% owned are accounted for under the equity method. Certain amounts in prior years have been reclassified to conform to the current year presentation. The preparation of the consolidated financial statements conforms to accounting principles generally accepted in the United States (“GAAP”) and requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates and assumptions.
Cash and cash equivalents. Cash and cash equivalents include cash on hand and investments with original maturities of three months or less.
Receivables, net. Included within “Receivables, net” are the following, which are reflected net of our allowance for doubtful accounts, customer credit allowances, and contractual allowances:
	December 31,
(in millions)	2017	2016
Trade receivables, net of total reserves and allowances of $466.6 million and $389.8 million, respectively	$4,101.6	$4,140.3
Pharmaceutical manufacturers receivables, net of contractual allowance for certain rebates receivable of $414.1 million and $257.9 million, respectively	2,580.8	2,242.6
Other receivables	373.9	679.2
Total receivables, net	$7,056.3	$7,062.1
The receivables balances primarily include amounts due from clients, third-party payors, members and pharmaceutical manufacturers. Below is a description of our receivables balances from clients, third-party payors and members. See “Rebate accounting” for a description of our rebates receivable from pharmaceutical manufacturers. Based on our revenue recognition policies described below, certain receivables are unbilled at the end of each period. As of December 31, 2017 and 2016, unbilled receivables were $676.3 million and $705.8 million, respectively. Unbilled receivables are typically billed to PBM clients within 30 days based on the contractual billing schedule agreed upon with the client. Unbilled receivables for medical benefit management services represent amounts due from clients at contracted rates, and are billed once settlement provisions for capitated risk contract terms are met, at least annually.

Our reserves for credit loss in receivables is our allowance for doubtful accounts of $95.3 million and $75.0 million for the years ended December 31, 2017 and 2016, respectively. This estimate is based on the current status of each customer’s receivable balance as well as current economic and market conditions. Our allowance for doubtful accounts also reflects amounts associated with member premiums for our Medicare Part D product offerings. Receivables are written off against the allowances only upon determination such amounts are not recoverable and all collection attempts have failed. We regularly review and analyze the adequacy of these allowances based on a variety of factors, including the age of the outstanding receivable and the collection history. When circumstances related to specific collection patterns change, estimates of the recoverability of receivables are adjusted.
As of December 31, 2017 and 2016, we have contractual allowances of $206.2 million and $115.2 million, respectively, included in our contractual allowance for certain receivables from third-party payors based upon the payment terms specified in the related contractual agreements with payors. The estimated reimbursement amounts are calculated on a payor-specific basis based on the best information available regarding management’s interpretation of the contract terms and are recorded as a reduction of receivables and revenues at the time revenue is recognized. As of December 31, 2017 and 2016, we also have customer credit allowances of $165.1 million and $199.6 million, respectively, which include discounts and claims adjustments issued to the customers in the form of client credits. Refer to our “Revenue recognition - PBM” section below for more information regarding these estimates that reduce revenue.
Gross receivables have been reduced by 11.1% and 8.5% at December 31, 2017 and 2016, respectively, related to our allowance for doubtful accounts, contractual allowances for certain receivables from third-party payors, contractual allowances for discounts and claims adjustments issued to the customers in the form of client credits, and contractual allowances for certain rebates receivable with manufacturers. Refer to our “Rebate accounting” section below for further description of our contractual allowances for certain pharmaceutical manufacturer receivables.
Inventories. Inventories consist of prescription drugs and medical supplies which are stated at the lower of first-in first-out cost or net realizable value.
Property and equipment. Property and equipment is carried at cost and is depreciated using the straight-line method over estimated useful lives of 7 years for furniture and 3 to 5 years for equipment. Buildings are amortized on a straight-line basis over estimated useful lives of 10 to 35 years. Leasehold improvements are amortized on a straight-line basis over the remaining term of the lease or the useful life of the asset, whichever is shorter. Expenditures for repairs, maintenance and renewals are charged to operations as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.
Computer software. Computer software includes acquired (through business combinations), purchased and internally developed software. Costs for internally developed software incurred during the preliminary project stage are expensed as incurred. Qualifying costs incurred during the application development stage are capitalized. Once the project is substantially complete and ready for its intended use, these costs are amortized on a straight-line basis, which approximates the pattern of benefit, over periods from 3 to 10 years. Acquired software is initially recorded at fair value using the cost approach and is amortized on a straight-line basis, which approximates the pattern of benefit, over 5 years.
Impairment of long-lived assets. We evaluate whether events and circumstances have occurred which indicate the remaining estimated useful life of long-lived assets may warrant revision or the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on a comparison of the fair value of the related assets to the carrying value using discount rates that reflect the inherent risk of the underlying business. Impairment losses, if any, would be recorded to the extent the carrying value of the assets exceeds the implied fair value resulting from this calculation.
Goodwill. Goodwill is evaluated for impairment annually during the fourth quarter or when events or circumstances occur indicating goodwill might be impaired. Goodwill impairment testing guidance provides an option to first assess qualitative factors to determine whether it is more likely than not the fair value of a reporting unit is less than its carrying amount. We determine reporting units for the purpose of evaluating goodwill valuation based on component parts of our business one level below the segment level. Our reporting units represent businesses for which discrete financial information is available and reviewed regularly by segment management. When performing a qualitative assessment, we consider various events and circumstances in evaluating whether it is more likely than not the fair value of a reporting unit is less than its carrying amount and whether a quantitative impairment test is necessary. In 2017, we performed a qualitative assessment for approximately 99% of our goodwill as of December 31, 2017.

9

When performing the quantitative impairment test, the measurement of possible impairment is based on a comparison of the fair value of each reporting unit to the carrying value of each reporting unit’s net assets, including goodwill. We record an impairment charge to the extent the carrying value of goodwill exceeds the implied fair value of goodwill resulting from this calculation. This valuation process involves assumptions based on management’s best estimates and judgments, which approximate the market conditions experienced for our reporting units at the time the impairment assessment is made. Actual results may differ from these estimates due to the inherent uncertainty involved in such estimates.
No impairment existed for any of our reporting units during the years ended December 31, 2017, 2016 or 2015.
Other intangible assets. Other intangible assets include customer contracts, customer relationships and trade names. Customer contracts and relationships and trade names are valued at fair market value when acquired using the income approach. Intangible assets, excluding legacy Express Scripts, Inc. (“ESI”) trade names which have an indefinite life, are being amortized using a modified pattern of benefit method over an estimated useful life of 10 to 20 years for customer contracts and relationships and 6 to 10 years for trade names. The weighted-average amortization period of intangible assets subject to amortization is 16 years. See Note 6 - Goodwill and other intangible assets for further description of other intangible assets.
We evaluate the recoverability of intangible assets with finite lives whenever events or changes in circumstances indicate the carrying value of an intangible may not be recoverable. In the event this occurs, an impairment loss is recognized to the extent the carrying value exceeds fair value based on undiscounted cash flows.
We have a 10-year contract with Anthem Inc. (“Anthem”) under which we provide pharmacy benefit management services to Anthem and its designated affiliates (the “PBM agreement”). When we executed our agreement with Anthem in 2009, we considered the overall structure of the agreement and the nature of our relationship with Anthem, including the complexity of the service level required, and attributed a reasonable likelihood of renewal at the end of its term in 2019. Accordingly, we amortized the agreement using a modified pattern of benefit over an estimated useful life of 15 years. However, the sequence of events regarding our relationship with Anthem, culminating in the filing of a lawsuit by Anthem on March 21, 2016, increased the likelihood of either non-renewal or renewal on substantially different terms such that, beginning in March 2016, we began amortizing our agreement with Anthem over the remaining term of the contract (i.e., using a life of 10 years from the time the agreement was executed in 2009). Therefore, the intangible asset amortization associated with the Anthem agreement will run through the remaining term of the contract at the end of 2019, reducing the previous amortization period by 5 years. This change increased intangible asset amortization by $126.7 million and $105.6 million for 2017 and 2016, respectively, relative to the previous amortization schedule.
Self-insurance accruals. We may maintain insurance coverage for claims that arise in the normal course of business. Where insurance coverage is not available or is not cost-effective, we maintain self-insurance accruals to reduce our exposure to future claims, legal costs, settlements, and judgments once such costs become both probable and estimable. Self-insured losses are accrued based on estimates of the aggregate liability for the costs of uninsured claims incurred using certain standard insurance industry actuarial assumptions (see Note 11 - Commitments and contingencies). It is not possible to predict with certainty the outcome of these claims, and we can give no assurances any losses, in excess of our insurance and any self-insurance accruals, will not be material.
Fair value of financial instruments. Authoritative Financial Accounting Standards Board (“FASB”) guidance regarding fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Although GAAP guidance allows a company to elect to measure eligible financial assets and financial liabilities at fair value. we have not elected to account for any of our eligible items using the fair value option. See Note 2 - Fair value measurements for a description of the fair values of our financial instruments.
Revenue recognition - PBM. Revenues from our PBM segment are earned by dispensing prescriptions from our home delivery and specialty pharmacies, processing claims for prescriptions filled by retail pharmacies in our networks, and providing services to drug manufacturers, including administration of discount programs (see also “Rebate accounting” below).
Revenues from dispensing prescriptions from our home delivery pharmacies are recorded when drugs are shipped. At the time of shipment, our earnings process is complete; the obligation of our customer to pay for the drugs is fixed and, due to the nature of the product, the member may not return the drugs or receive a refund.
Revenues from our specialty pharmacies are from providing medications/pharmaceuticals for diseases that rely on high-cost injectable, infused, oral or inhaled drugs which have sensitive handling and storage needs and providing fertility pharmaceuticals to providers and patients. Specialty revenues earned by our PBM segment are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Appropriate reserves are recorded for discounts and contractual allowances which are estimated based on historical collections over a recent period. Any differences between our estimates and actual collections are reflected in operations in the period in which payment is received. Historically, adjustments to our original estimates have not been material. Differences may affect the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends and are not material.
Revenues from our PBM segment are also derived from the distribution of pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network. These revenues include management fees received from these programs.
Revenues related to the dispensing of prescription drugs by retail pharmacies in our networks consist of the prescription price (ingredient cost plus dispensing fee) negotiated with our clients, including the portion to be settled directly by the member (co-payment), plus any associated fees for services. These revenues are recognized when the claim is processed. When we independently have a contractual obligation to pay our network pharmacy providers for benefits provided to our clients’ members, we act as a principal in the arrangement and we include the total prescription price as revenues. Although we generally do not have credit risk with respect to retail co-payments, the primary indicators of gross treatment are present. When a prescription is presented by a member to a retail pharmacy within our network, we are solely responsible for confirming member eligibility, performing drug utilization review, reviewing for drug-to-drug interactions, performing clinical intervention which may involve a call to the member’s physician, communicating plan provisions to the pharmacy, directing payment to the pharmacy and billing the client for the amount it is contractually obligated to pay us for the prescription dispensed, as specified within our client contracts. We also provide benefit design and formulary consultation services to clients. We have separately negotiated contractual relationships with our clients and with network pharmacies, and under our contracts with pharmacies we assume the credit risk of our clients’ ability to pay for drugs dispensed by these pharmacies to clients’ members. We, not our clients, are obligated to pay the retail pharmacies in our networks the contractually agreed upon amount for the prescription dispensed, as specified within our provider contracts. These factors indicate we are a principal and, as such, we record the total prescription price contracted with clients in revenues.
If we merely administer a client’s network pharmacy contracts to which we are not a party and under which we do not assume credit risk, we record only our management fee as revenues. For these clients, we earn a management fee for collecting payments from the client and remitting the corresponding amount to the pharmacies in the client’s network. In these transactions we act as a conduit for the client. Because we are not the principal in these transactions, drug ingredient cost is not included in our revenues or our cost of revenues.

In retail pharmacy transactions, amounts paid to pharmacies and amounts charged to clients are always exclusive of the applicable co-payment. Retail pharmacy co-payments, which we instructed retail pharmacies to collect from members, are included in revenues and cost of revenues.
Many of our contracts contain terms whereby we make certain financial and performance guarantees, including the minimum level of discounts or rebates a client may receive, generic utilization rates and various service guarantees. These clients may be entitled to the payment of performance penalties if we fail to meet a financial or service guarantee. Actual performance is compared to the guarantee for each measure throughout the period and accruals are recorded as an offset to revenues if we determine our performance against the guarantee indicates a potential liability. These estimates are adjusted to actual when the guarantee period ends and we have either met the guaranteed rate or paid amounts to clients. Historically, adjustments to our original estimates have not been material.
Revenue recognition - Other Business Operations. Revenues from our Other Business Operations segment are earned from the distribution of specialty pharmaceuticals and medical supplies to providers, clinics and hospitals, performance-oriented fees paid by specialty pharmacy manufacturers and medical benefit management services. Prior to the sale of UBC on December 27, 2017, revenues from our Other Business Operations also included fee-for-service arrangements from late-stage clinical trials, risk management and drug safety services.
For contracts in which we are distributing prescription drugs, revenues are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Receivables are recorded at the net realizable value and there are no material allowances.
Since our acquisition of eviCore on December 15, 2017, Other Business Operations includes revenues from medical benefits management contracts, through which we provide innovative solutions that include utilization management using evidence based criteria, analytics, patient transparency and site of service management as well as access to certain provider specialty networks for our clients and their members. The activity involves developing clinical review criteria for provider inquiries, assessing medical necessity of treatment, and maintaining a network of providers. In some medical benefits management contracts, we earn a per-member-per month fee which is earned over the period in which our client’s eligible members are entitled to service, and in other contracts we are paid a per-claim fee for the services we provide which is earned as services are rendered. We are responsible for confirming member eligibility, performing program utilization review, potentially directing payment to the provider and accepting the financial risk of loss associated with services rendered, as specified within our client contracts. We have the ability to influence contractual fees with clients and possess the financial risk of loss in certain contractual obligations. These factors indicate we are the principal and, as such, we record gross fees contracted with clients in revenues. Certain arrangements also include provisions that require us to share with the client the costs or profits of the program in the event medical claims experience is above or below certain specified targets as set forth in the respective contract.
Rebate accounting. We administer a rebate program through which we receive rebates and administrative fees from pharmaceutical manufacturers. Rebates and administrative fees earned for the administration of this program, performed in conjunction with claims processing and home delivery services provided to clients, are recorded as a reduction of cost of revenues and the portion of the rebate and administrative fees payable to clients is treated as a reduction of revenues. The portion of rebates and administrative fees payable to clients is estimated based on historical and/or anticipated sharing percentages as defined within our contracts with clients. These estimates are adjusted to actual when amounts are paid to clients subsequent to collections from pharmaceutical manufacturers; historically, these adjustments have not been material. We pay all or a contractually agreed upon portion of such rebates to our clients. We record rebates and administrative fees receivable from the manufacturer and payable to clients when the prescriptions covered under contractual agreements with the manufacturers are dispensed; these amounts are not dependent upon future pharmaceutical sales. Included in receivables, net is a contractual allowance for certain rebates receivable from manufacturers of $414.1 million and $257.9 million as of December 31, 2017 and 2016, respectively.
Medicare Part D product offerings. Our revenues include premiums associated with our Medicare Part D prescription drug plan (“PDP”) risk-based product offerings. These products involve prescription dispensing for beneficiaries enrolled in Medicare Part D Prescription Drug Program (“Medicare Part D”) plans sponsored by us pursuant to our contracts with the Centers for Medicare & Medicaid Services (“CMS”). We also offer numerous customized benefit plan designs to Employer-Sponsored Group Waiver Plans under our Medicare Part D PDP product offerings.

The Medicare Part D PDP premiums are determined based on our annual bid and related contractual arrangements with CMS and are primarily comprised of amounts received from CMS as part of a direct subsidy and an additional subsidy from CMS for low-income member premiums, as well as premium payments received from members. These premiums are recognized ratably to revenues over the period in which members are entitled to receive benefits. Premiums received in advance of the applicable benefit period are deferred and recorded in accrued expenses on the consolidated balance sheet. There is a possibility the annual costs of drugs may be higher or lower than premium revenues. As a result, CMS provides a risk corridor adjustment for the standard drug benefit that compares our actual annual drug costs incurred to the targeted premiums in our CMS-approved bid. Based on the risk corridor, we will receive from CMS additional premium amounts or be required to refund to CMS previously received premium amounts. We calculate the risk corridor adjustment based on drug cost experience and record an adjustment to revenues with a corresponding receivable from or payable to CMS reflected on the consolidated balance sheet.
In addition to Medicare Part D PDP premiums, there are certain co-payments and deductibles (the “cost share”) due from members based on prescription orders by those members, some of which are subsidized by CMS in cases of low-income membership. Non-low income members received a cost share benefit under the coverage gap discount program with brand pharmaceutical manufacturers. For subsidies received in advance, the amount is deferred and recorded in accrued expenses on the consolidated balance sheet. Any cost share due from members, pharmaceutical manufacturers or CMS, or premiums due from members, is accrued and recorded in receivables, net, on the consolidated balance sheet. After the end of the contract year and based on actual annual drug costs incurred, cost share amounts are reconciled with CMS and the corresponding receivable or payable is settled. The cost share is treated consistently with other co-payments derived from providing PBM services, as a component of revenues on the consolidated statement of operations.
Our cost of revenues includes the cost of drugs dispensed by our home delivery pharmacies or retail network for members covered under our Medicare Part D PDP product offerings. These amounts are recorded at cost as incurred. We receive a catastrophic reinsurance subsidy from CMS for approximately 80% of costs incurred by individual members in excess of the individual annual out-of-pocket maximum. The subsidy is reflected as an offsetting credit to cost of revenues to the extent catastrophic costs are incurred. Catastrophic reinsurance subsidy amounts received in advance are deferred and recorded in accrued expenses on the consolidated balance sheet. Any catastrophic reinsurance subsidies due from CMS are accrued and recorded in receivables, net, on the consolidated balance sheet. After the end of the contract year and based on actual annual drug costs incurred, catastrophic reinsurance amounts are reconciled with CMS and the corresponding receivable or payable is settled.
Cost of revenues. Cost of revenues includes product costs, network pharmacy claims costs, co-payments and other direct costs associated with dispensing prescriptions, including shipping and handling (see also “Revenue recognition” and “Rebate accounting”).
Our cost of revenues includes medical claims expense related to eviCore. Such expenses are recognized in the period in which the client’s eligible members receive healthcare services. Medical claims expense includes the cost of medical claims incurred and paid, and an estimate of medical claims payable that includes ultimate net cost for medical claims reported but not yet paid, as well as reserves for estimated incurred but not reported medical claims and related loss adjustment expenses.
We estimate the medical claims liability based upon historical data, including the period between the date services are rendered and the date medical claims are reported and paid, enrollment data, utilization statistics for authorized healthcare services, contractual provisions with clients and other relevant factors. The medical claims liability estimates are refined as experience develops and adjustments, both favorable and unfavorable, to prior period estimates are reflected in the consolidated statement of operations in the period in which such estimates are revised.
Income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between financial statement basis and tax basis of assets and liabilities using presently enacted tax rates. We account for uncertainty in income taxes as described in Note 8 - Income taxes. All deferred tax assets and liabilities are classified as long-term. Deferred tax assets are evaluated to ensure the asset will be realized. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

Net income attributable to non-controlling interest. Net income attributable to non-controlling interest represents the share of net income allocated to members of our consolidated affiliates.
Employee stock-based compensation. Grant-date fair values of stock options are estimated using a Black-Scholes valuation model and grant-date fair values of restricted stock units and performance shares are estimated based on the grant-date stock price. Compensation expense is reduced based on estimated forfeitures with adjustments recorded at the time of vesting for actual forfeitures. Forfeitures are estimated based on experience. We use an accelerated method of recognizing compensation cost for awards. Unearned compensation relating to these awards is amortized to non-cash compensation expense over the estimated vesting periods. See Note 10 - Employee benefit plans and stock-based compensation plans for more information regarding stock-based compensation plans.
Earnings per share. Basic earnings per share (“EPS”) is computed using the weighted-average number of common shares outstanding during the period. Diluted EPS is computed in the same manner as basic EPS, but adds the number of additional common shares that would have been outstanding for the period if the potential dilutive common shares had been issued. All shares are calculated under the “treasury stock” method. Following is the reconciliation between the number of weighted-average shares used in the basic and diluted EPS calculations as of December 31, 2017, 2016 and 2015:
(in millions)	2017	2016	2015
Weighted-average number of common shares outstanding during the period – basic	580.1	626.9	689.0
Dilutive common stock equivalents:(1)
Outstanding stock options, stock-settled stock appreciation rights, restricted stock units and executive deferred compensation units	3.3	4.5	6.3
Weighted-average number of common shares outstanding during the period – diluted	583.4	631.4	695.3
(1)	Excludes equity awards of 9.2 million, 8.0 million and 2.4 million for the years ended December 31, 2017, 2016 and 2015, respectively, because the effect is anti-dilutive.
Foreign currency translation. The financial statements of our foreign subsidiaries are translated into United States dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for each period for revenues, expenses, gains and losses. The functional currency for our foreign subsidiaries is the local currency and cumulative translation adjustments (debit balances of $2.9 million and $12.3 million at December 31, 2017 and 2016, respectively) are recorded within the “accumulated other comprehensive loss” component of stockholders’ equity.
Comprehensive income (loss). Comprehensive income (loss) includes foreign currency translation adjustments. We recognized foreign currency translation income (loss) of $9.4 million, $1.7 million and $(16.1) million for the years ended December 31, 2017, 2016 and 2015, respectively.
Adopted new accounting guidance. In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The ASU contains new guidance to assist reporting entities in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. We have elected to early adopt this guidance. This standard did not have a material impact on our consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Simplifying the Accounting for Goodwill Impairment. The ASU simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which required a hypothetical purchase price allocation. A goodwill impairment will now be determined by Step 1, comparing the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. We have elected to early adopt this guidance. This standard did not have a material impact on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. The new standard simplifies the accounting for stock-based compensation, including amendments on how both taxes related to stock-based compensation and cash payments made to taxing authorities are recorded, changing the threshold to qualify for equity classification and allowing an entity-wide accounting policy election to either estimate the number of awards expected to vest or account for forfeitures as they occur. Excess tax benefits were historically recorded in additional paid-in capital. Upon adoption on January 1, 2017, net excess tax benefits, which are immaterial for the year ended December 31, 2017, are prospectively recognized as income tax expense on our consolidated statement of operations and prospectively recognized as an operating activity on our consolidated statement of cash flows for the year ended December 31, 2017. Prior periods have not been retrospectively adjusted for adoption of this standard. We have also elected to continue to estimate the number of awards expected to vest. The remaining amendments to this standard, as noted above, are either not applicable or do not change our current accounting practices and thus do not impact our consolidated financial statements, including our consolidated statement of cash flows.
New accounting guidance not yet adopted. In August 2016, FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The guidance addresses the classification of cash flow related to (1) debt prepayment or extinguishment costs, (2) settlement of zero-coupon debt instruments or other debt instruments with coupon rates that are insignificant in relation to the effective interest rate of the borrowing, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance, including bank-owned life insurance, (6) distributions received from equity method investees and (7) beneficial interests in securitization transactions. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance will generally be applied retrospectively and is effective for financial statements issued for annual reporting periods beginning after December 15, 2017. In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash. This guidance requires amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance will be applied retrospectively and is effective for financial statements issued for annual reporting periods beginning after December 15, 2017. We have substantially completed our review of these standards and believe they will move the presentation of debt extinguishment costs from an operating activity to a financing activity, but do not expect any other significant impact on our consolidated financial statements.
In February 2016, FASB issued ASU 2016-02, Leases (ASC Topic 842), which supersedes ASC Topic 840, Leases. This ASU is intended to increase transparency and comparability of organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The new guidance is effective for financial statements issued for annual reporting periods beginning after December 15, 2018, and early application is permitted. We are currently evaluating the impact of this standard on our consolidated financial statements.
In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606), which supersedes ASC Topic 605, Revenue Recognition. The new standard requires companies to recognize revenues upon transfer of goods or services to customers in amounts that reflect the consideration which the company expects to receive in exchange for those goods or services. In July 2015, the FASB delayed the effective date of the standard by one year. The new guidance is effective for financial statements issued for annual reporting periods beginning after December 15, 2017. We have substantially completed evaluation of our PBM and Other Business Operations segments and have determined adoption of the new standard will not have a significant impact on our consolidated financial statements. We are in the process of finalizing our revised disclosures. While we previously anticipated full retrospective application upon adoption, as a result of the acquisition of eviCore, we now anticipate modified retrospective application upon adoption.
2. Fair value measurements
Cash and cash equivalents include cash and investments in AAA-rated money market mutual funds with original maturities of less than 90 days. Cash and cash equivalents are stated at cost, which approximates fair value. These investments are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices in active markets. The fair values of receivables, claims and rebates payable and accounts payable approximate carrying values due to the short-term maturities of these instruments.

The fair values, which approximate the carrying values, of our 2015 five-year term loan (Level 2) and commercial paper borrowings (Level 2) (as defined in Note 7 - Financing) were estimated using the current market rates for debt with similar maturities. The fair values of our senior notes are $14,215.7 million and $13,041.4 million as of December 31, 2017 and 2016, respectively, were estimated based on observable market information (Level 2). See Note 7 - Financing for further description of the carrying values of our debt.
The risk of nonperformance is considered in determining the fair values of liabilities. Nonperformance risk refers to the risk the obligation will not be fulfilled and affects the value at which the liability would be transferred to a market participant. This risk did not have a material impact on the fair values of our liabilities.
3. Acquisitions and divestiture
eviCore acquisition. On December 15, 2017, we acquired 100% of eviCore, a leading provider of integrated medical benefit management solutions that drive cost reductions and improved quality care outcomes. eviCore manages benefits in categories including radiology, cardiology, musculoskeletal disorders, post-acute care and medical oncology, and contracts with health plans and commercial clients to promote the appropriate use of healthcare services. As a result of the acquisition, the Company is able to establish a platform in the growing medical benefit management market and expects to broaden its ability to drive value in the use of specialty medications, which are used to treat complex and chronic conditions, and comprise the most expensive and fastest-growing portion of pharmaceutical spend. eviCore will continue to operate as a standalone business within the Company.
The acquisition-date fair value of the consideration transferred consisted of the following:
(in millions)
Cash	$3,632.5
Deferred consideration	13.4
Total consideration	$3,645.9
The total consideration transferred was primarily funded through cash on hand, as well as issuance of senior notes and commercial paper. See Note 7 - Financing for further details.
We executed a contingent arrangement with certain equity holders, who are key employees of eviCore, in which $81.1 million will be paid 50% upon each of the second and third anniversaries of the effective date of the merger. The employment arrangements provide payments are forfeited if the employee voluntarily terminates prior to the anniversary dates. The payments will be accrued as post combination services are rendered and included as compensation costs within “Selling, general, and administrative” expense in our consolidated statement of operations.
The consolidated statement of operations for the year ended December 31, 2017, includes eviCore’s revenues of $119.4 million and net income of $167.5 million, for the period subsequent to the acquisition date. Net income includes transaction expenses, amortization expense and $212.1 million of tax benefit from the federal tax reform enacted on December 22, 2017.

The following represents the unaudited pro forma consolidated income statement as if eviCore had been included in the consolidated results of the Company’s operations for the years ended December 31, 2017 and 2016. These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of eviCore to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to intangible assets, redemption of debt outstanding and transaction costs incurred had been applied as of January 1, 2016, together with the consequential tax effects.
	Year Ended December 31,
(in millions, except per share data)	2017	2016
Total revenues	$102,305.4	$102,115.5
Net income attributable to Express Scripts	4,586.1	3,283.9
Basic earnings per share	7.91	5.23
Diluted earnings per share	$7.86	$5.20
Pro forma net income for the year ended December 31, 2016, includes $82.5 million related to transaction and integration costs incurred in connection with the acquisition.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.
(in millions)	Amounts Recognized as of Acquisition Date
Current assets	$494.7
Property and equipment	15.2
Computer software	89.7
Goodwill	1,703.3
Acquired intangible assets	2,328.8
Other noncurrent assets	2.9
Current liabilities	(387.4)
Deferred income taxes	(592.3)
Other noncurrent liabilities	(9.0)
Total	$3,645.9
A portion of the excess of purchase price over tangible net assets acquired has been allocated to intangible assets. The acquired intangible assets have been valued using an income approach, which includes unobservable inputs such as assumptions regarding revenues, gross profit, growth rates and discount rates based on the forecasted business plan, economic projections, anticipated future cash flows and marketplace data. The acquired intangible assets are amortized on a basis that approximates the pattern of benefit:
	Asset Value (in millions)	Weighted-average amortization period (in years)
Trade name	$56.1	10.0
Customer relationships	2,272.7	20.0
Total intangibles	$2,328.8	19.8
The excess of purchase price over tangible net assets and identified intangible assets acquired, $1,703.3 million, has been allocated to goodwill. The goodwill recognized as part of the acquisition is reported under our Other Business Operations segment and primarily reflects future economic benefits expected to arise from the Company’s growth within the medical benefit management market and the assembled workforce acquired. Approximately $397.0 million of the goodwill recognized is expected to be deductible for income tax purposes.

myMatrixx acquisition. In May 2017, we completed the acquisition of myMatrixx for approximately $250.0 million, which included both cash and the issuance of common shares. The acquisition is not material to our consolidated financial statements.
UBC divestiture. In December 2017, we sold UBC for approximately $150.0 million, the proceeds of which included both cash and a note receivable. We recorded a $17.7 million loss on disposal which is reported within “Interest expense and other” on our consolidated statement of operations for the year ended December 31, 2017.

4. Property and equipment
Property and equipment consists of the following:
	December 31,
(in millions)	2017	2016
Land and buildings	$195.3	$184.7
Furniture	74.5	70.4
Equipment(1)	543.5	801.4
Leasehold improvements	290.8	240.5
Total property and equipment	1,104.1	1,297.0
Accumulated depreciation(1)	(552.8)	(690.0)
Property and equipment, net	$551.3	$607.0
(1)	Includes gross assets of $50.3 million and $51.3 million and accumulated depreciation of $31.5 million and $21.2 million related to capital lease assets as of December 31, 2017 and 2016, respectively.
Total depreciation expense for the years ended December 31, 2017, 2016 and 2015 was $134.6 million, $149.0 million and $180.0 million, respectively.
5. Computer software
Computer software includes acquired (through business combinations), purchased and internally developed:
	December 31,
(in millions)	2017	2016
Computer software	$1,401.6	$1,986.1
Accumulated amortization	(586.7)	(1,273.5)
Computer software, net	$814.9	$712.6
Total amortization expense for the years ended December 31, 2017, 2016 and 2015 was $205.4 million, $172.8 million and $448.2 million, respectively.
Following is a summary of the expected aggregate amortization of computer software as of December 31, 2017 (in millions):
Year Ended December 31,	Future Amortization
2018	$218.0
2019	167.0
2020	108.0
2021	64.0
2022	28.0

6. Goodwill and other intangible assets
Following is a summary of our goodwill and other intangible assets for our two reportable segments, PBM and Other Business Operations.
	December 31, 2017			December 31, 2016
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill
PBM	$29,434.9	$(107.0)	$29,327.9	$29,287.2	$(106.8)	$29,180.4
Other Business Operations	1,771.8	—	1,771.8	97.4	—	97.4
	$31,206.7	$(107.0)	$31,099.7	$29,384.6	$(106.8)	$29,277.8
Other intangible assets
PBM
Customer contracts(1)(2)	$17,579.0	$(10,378.4)	$7,200.6	$17,570.5	$(9,083.4)	$8,487.1
Trade names(1)	232.5	(128.8)	103.7	226.6	(105.9)	120.7
Miscellaneous(2)	—	—	—	8.7	(8.2)	0.5
	17,811.5	(10,507.2)	7,304.3	17,805.8	(9,197.5)	8,608.3
Other Business Operations
Customer relationships(3)	2,272.7	(7.0)	2,265.7	39.4	(29.4)	10.0
Trade names(3)	56.1	(0.2)	55.9	35.7	(17.1)	18.6
	2,328.8	(7.2)	2,321.6	75.1	(46.5)	28.6
Total other intangible assets	$20,140.3	$(10,514.4)	$9,625.9	$17,880.9	$(9,244.0)	$8,636.9
(1)
Changes in the gross carrying amount of PBM customer contracts and trade names represent the acquisition of myMatrixx Holdings, Inc. in May 2017. The acquisition is not material to our consolidated financial statements.

(2)	Changes in the gross carrying amount of PBM customer contracts and miscellaneous intangible assets and related accumulated amortization reflect the write-off of fully amortized assets.
(3)
Changes in gross carrying amount of Other Business Operations customer contracts and trade names represent the acquisition of eviCore in December 2017 and the sale of UBC in December 2017. For further details on these transactions, see Note 3 - Acquisitions and divestiture.

Following is a summary of the change in the net carrying value of goodwill by reportable segment:
(in millions)	PBM	Other Business Operations	Total
Balance at December 31, 2015	$29,179.9	$97.4	$29,277.3
Foreign currency translation	0.5	—	0.5
Balance at December 31, 2016	$29,180.4	$97.4	$29,277.8
Acquisitions	146.1	1,703.3	1,849.4
Divestiture	—	(28.9)	(28.9)
Foreign currency translation	1.4	—	1.4
Balance at December 31, 2017	$29,327.9	$1,771.8	$31,099.7
The aggregate amount of amortization expense of other intangible assets was $1,462.0 million, $1,832.8 million and $1,730.9 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Included in total amortization expense is $221.7 million, $200.5 million and $95.1 million for the years ended December 31, 2017, 2016 and 2015, respectively, related to our 10-year contract with Anthem to provide PBM services to members of the affiliated health plans of Anthem, which amounts are included as an offset to revenues. When we executed our agreement with Anthem in 2009, we considered the overall structure of the agreement and the nature of our relationship with Anthem, including the complexity of the service level required, and attributed a reasonable likelihood of renewal at the end of its term in 2019. Accordingly, we amortized the agreement using a modified pattern of benefit over an estimated useful life of 15 years. However, the sequence of events regarding our relationship with Anthem, culminating in the filing of a lawsuit by Anthem on March 21, 2016, increased the likelihood of either non-renewal or renewal on substantially different terms such that, beginning in March 2016, we began amortizing our agreement with Anthem over the remaining term of the contract (i.e., using a life of 10 years from the time the agreement was executed in 2009). Therefore, the intangible asset amortization associated with the Anthem agreement will run through the remaining term of the contract at the end of 2019, reducing the previous amortization period by 5 years. This change increased intangible asset amortization by $126.7 million and $105.6 million for 2017 and 2016, respectively, relative to the previous amortization schedule.
Following is a summary of the expected aggregate amortization of other intangible assets as of December 31, 2017 (in millions):
Year Ended December 31,	Future Amortization
2018	$1,615.0
2019	1,600.0
2020	928.0
2021	955.0
2022	734.0

7. Financing
Our debt, issued by us, ESI and Medco, net of unamortized discounts, premiums and financing costs, consists of:
			December 31,
			2017	2016
	Issuer	Basis Points(1)	Carrying Amount (in millions)
Commercial paper
$3,500.0 million, commercial paper program(2)	Express Scripts	N/A	$194.8	$—
Senior notes(3)
$500.0 million, 1.250% senior notes paid June 2017	Express Scripts	10	—	499.6
$1,200.0 million, 7.125% senior notes due March 2018(4)	Medco	50	838.1	868.8
$1,000.0 million, 2.250% senior notes due June 2019(4)	Express Scripts	15	997.1	995.1
$500.0 million, 7.250% senior notes due June 2019(4)	ESI	50	336.7	336.2
$500.0 million, 4.125% senior notes due September 2020(4)	Medco	25	502.9	504.0
$500.0 million, 2.600% senior notes due November 2020(4)	Express Scripts	15	496.9	—
$400.0 million, floating rate senior notes due November 2020(5)	Express Scripts	N/A	397.6	—
$500.0 million, 3.300% senior notes due February 2021(4)	Express Scripts	35	496.9	495.9
$1,250.0 million, 4.750% senior notes due November 2021(4)	Express Scripts	45	1,241.6	1,239.5
$1,000.0 million, 3.900% senior notes due February 2022(4)	Express Scripts	40	987.0	984.1
$500.0 million, 3.050% senior notes due November 2022(4)	Express Scripts	15	495.2	—
$1,000.0 million, 3.000% senior notes due July 2023(4)	Express Scripts	25	993.6	992.5
$1,000.0 million, 3.500% senior notes due June 2024(4)	Express Scripts	20	989.8	988.3
$1,500.0 million, 4.500% senior notes due February 2026(4)	Express Scripts	45	1,483.1	1,481.2
$1,500.0 million, 3.400% senior notes due March 2027(6)	Express Scripts	30	1,489.8	1,488.7
$700.0 million, 6.125% senior notes due November 2041(4)	Express Scripts	50	444.2	444.0
$1,500.0 million, 4.800% senior notes due July 2046(4)	Express Scripts	40	1,483.6	1,483.0
Total senior notes			13,674.1	12,800.9
Term loan
$3,000.0 million, term loan due April 2020(7)	Express Scripts	N/A	2,145.5	2,767.4
Total debt			16,014.4	15,568.3
Short-term debt and current maturities of long-term debt
$3,500.0 million, commercial paper program(2)	Express Scripts	N/A	194.8	—
$500.0 million, 1.250% senior notes paid June 2017	Express Scripts	10	—	499.6
$1,200.0 million, 7.125% senior notes due March 2018(3)(4)	Medco	50	838.1	—
$3,000.0 million, term loan due April 2020(7)	Express Scripts	N/A	—	222.7
Total short-term debt and current maturities of long-term debt			1,032.9	722.3
Total long-term debt			$14,981.5	$14,846.0
(1)
All senior notes, except for the 2020 Floating Rate Senior Notes as defined below, are redeemable prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus the basis points as indicated, plus in each case, unpaid interest on the notes being redeemed accrued to the redemption date. The 2020 Floating Rate Senior Notes are redeemable prior to maturity at any time on or after December 3, 2018, at a redemption price equal to 100% of the principal amount of the note being redeemed plus accrued and unpaid interest on the principal amount being redeemed.

(2)
The commercial paper program (defined below) had weighted-average daily short-term borrowings of $220.1 million outstanding at an average interest rate of 1.49% from the inception of the program on October 27, 2017 through December 31, 2017.

(3)
All senior notes are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed on a senior unsecured basis by Express Scripts, ESI and Medco. See Note 15 - Condensed consolidating financial information regarding the modification of our subsidiary guarantors.

(4)	Senior notes require interest to be paid semi-annually, commencing six months subsequent to issuance.
(5)	Senior notes had an average interest rate of 2.23% since the issuance of the note through December 31, 2017.
(6)	Senior notes require interest to be paid semi-annually in March and September.
(7)
The 2015 five-year term loan (defined below) had an average interest rate of 2.30% and 1.80% for the years ended December 31, 2017 and 2016, respectively. At December 31, 2017, no amounts under the 2015 five-year term loan are current maturities of long-term debt due to the early repayment described below.

Bank credit facilities. In April 2015, we entered into a credit agreement (the “credit agreement”) providing for a five-year $2.0 billion revolving credit facility (the “2015 revolving facility”), a two-year $2.5 billion term loan (the “2015 two-year term loan”) and a five-year $3.0 billion term loan (the “2015 five-year term loan”). We used the proceeds, which included $1.1 billion drawn on the 2015 revolving facility, to repay our 2011 term loan, terminate the commitments under our 2011 revolving facility, enter into an accelerated share repurchase agreement and for other general corporate purposes. In 2016, we completed the repayment of the 2015 two-year term loan. We make quarterly principal payments on the 2015 five-year term loan and in November 2017, we repaid $400.0 million under the 2015 five-year term loan and at December 31, 2017, no amounts under the 2015 five-year term loan were considered current maturities of long-term debt.
In October 2017, we modified our existing credit agreement to increase our 2015 revolving facility to $3.5 billion and extended the termination date to October 2022 (the “2022 revolving facility”). The existing 2015 five-year term loan remains substantially unchanged, except for the modification of subsidiary guarantors, as described in Note 15 - Condensed consolidating financial information. The 2022 revolving facility was increased in conjunction with establishing a commercial paper program, as described below. At December 31, 2017, no amounts were drawn under the 2022 revolving facility. See below for activity under the commercial paper program as of December 31, 2017.
The credit agreement requires interest to be paid, at our option, at LIBOR or an adjusted base rate, plus, applicable margin. The applicable margin over LIBOR ranges from 0.805% to 1.300% for the 2022 revolving facility, depending on our credit ratings and consolidated leverage ratio, and ranges from 1.000% to 1.500% for the 2015 five-year term loan, depending on our consolidated leverage ratio. The applicable margin over the adjusted base rate ranges from 0.000% to 0.300% for the 2022 revolving facility and 0.000% to 0.500% for the 2015 five-year term loan. We are required to pay commitment fees on the 2022 revolving facility, which range from 0.070% to 0.200% of the revolving loan commitments, depending on our credit ratings and consolidated leverage ratio.
As of December 31, 2017, we had two additional credit agreements, each providing for an uncommitted revolving credit facility: $150.0 million executed August 2015 and amended most recently in May 2017 with a termination date of May 2018, and $130.0 million executed May 2017 with a termination date of May 2018. As of December 31, 2017, no amounts were drawn under either facility. In April 2017, we terminated a separate $130.0 million uncommitted revolving credit facility executed December 2014 and amended October 2015 and April 2016. In February 2018, we terminated our $130.0 million uncommitted revolving credit facility.
Commercial paper. In October 2017, in conjunction with modifying our existing credit agreement, we established a commercial paper program, under which we may issue short-term, unsecured commercial paper notes from time to time on a private placement basis up to a maximum aggregate amount outstanding at any time of $3.5 billion. The commercial paper program does not increase our borrowing capacity as it is fully backed by our 2022 revolving credit facility. The commercial paper notes will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by ESI, Medco and us. The proceeds of the commercial paper notes are expected to be used for general corporate purposes, including, among other items, the repayment of indebtedness and other short-term liquidity needs. There were $194.8 million in commercial paper borrowings outstanding as of December 31, 2017, which reduced the amounts available on the 2022 revolving facility.

Senior notes. In November 2017, we issued senior notes (the “November 2017 Senior Notes”) consisting of:
•	$500.0 million aggregate principal amount of 2.600% senior notes due November 2020
•	$400.0 million aggregate principal amount of floating rate senior notes due November 2020 (“2020 Floating Rate Senior Notes”)
•	$500.0 million aggregate principal amount of 3.050% senior notes due November 2022
The 2020 Floating Rate Senior Notes bear interest at a floating rate equal to the three-month LIBOR plus 0.750% and will pay interest quarterly beginning on March 1, 2018, until November 30, 2020. We used the net proceeds from the sale of the November 2017 Senior Notes to (i) repay $400.0 million in outstanding principal amount of the 2015 five-year term loan, (ii) fund a portion of the purchase price of the Company’s acquisition of eviCore and (iii) for general corporate purposes.
In July 2016, we issued senior notes (the “July 2016 Senior Notes”) consisting of:
•	$1.0 billion aggregate principal amount of 3.000% senior notes due July 2023
•	$1.5 billion aggregate principal amount of 3.400% senior notes due March 2027
•	$1.5 billion aggregate principal amount of 4.800% senior notes due July 2046
We used a portion of the net proceeds from the sale of the July 2016 Senior Notes for the following:
•	To repay $1.5 billion of our $2.5 billion aggregate principal 2015 two-year term loan.
•	To complete a tender offer for $1,104.8 million and redeem the remaining $395.2 million of our $1.5 billion aggregate principal amount of 2.650% senior notes due February 2017.
•
To complete a tender offer for $368.6 million of our $1.2 billion aggregate principal amount of 7.125% senior notes due March 2018, $162.6 million of our $500.0 million aggregate principal amount of 7.250% senior notes due June 2019 and $251.3 million of our $700.0 million aggregate principal amount of 6.125% senior notes due November 2041.

In each of the above instances, we wrote off the associated amount of discounts, premiums and financing costs. Total cash payments related to the above, excluding accrued interest, were $3,919.6 million, which included approximately $136.0 million of repayment costs. We used the remaining proceeds for general corporate purposes.
In February 2016, we issued senior notes (the “February 2016 Senior Notes”) consisting of:
•	$500.0 million aggregate principal amount of 3.300% senior notes due February 2021
•	$1.5 billion aggregate principal amount of 4.500% senior notes due February 2026
We used the net proceeds from the sale of the February 2016 Senior Notes to (i) complete a tender offer and follow-on redemption of our 3.125% senior notes due May 2016 (which were fully redeemed in April 2016), (ii) enter into an accelerated share repurchase agreement and (iii) for general corporate purposes.
In March 2016, we completed the tender offer for $934.7 million of our $1.5 billion aggregate principal amount of 3.125% senior notes due May 2016 using the proceeds of the February 2016 Senior Notes, and wrote off the associated amount of discounts and financing costs. In April 2016, we completed the redemption of the remaining $565.3 million aggregate principal. Total cash payments, excluding accrued interest, related to these notes were $1,506.7 million, which included $6.7 million of repayment costs.

Financing costs. Following is the gross amount recognized and the related weighted-average period of amortization of our financing costs at issuance or amendment date:
	Financing costs (in millions)	Weighted-average period of amortization (in years)
June 2009 Senior Notes(1)	$13.3	5.2
November 2011 Senior Notes(2)	29.9	12.1
February 2012 Senior Notes(3)	22.5	6.2
June 2014 Senior Notes(4)	18.6	6.6
February 2016 Senior Notes	16.0	8.8
July 2016 Senior Notes	33.0	17.0
November 2017 Senior Notes	9.3	3.7
2015 credit agreement, as amended	14.3	4.0
(1)	Includes $500.0 million, 7.250% senior notes due June 2019.
(2)	Includes $1,250.0 million, 4.750% senior notes due November 2021 and $700.0 million, 6.125% senior notes due November 2041.
(3)	Includes $1.0 billion, 3.900% senior notes due February 2022.
(4)	Includes $500.0 million, 1.250% senior notes due June 2017, $1.0 billion, 2.250% senior notes due June 2019, and $1.0 billion, 3.500% senior notes due June 2024.
Covenants. Our bank financing arrangements and senior notes contain certain customary covenants that restrict our ability to incur additional indebtedness, create or permit liens on assets and engage in mergers or consolidations. The covenants related to bank financing arrangements also include, among other things, a maximum leverage ratio. The 7.125% senior notes due 2018 are also subject to an interest rate adjustment in the event of a downgrade in the ratings to below investment grade. At December 31, 2017, we were in compliance with all covenants associated with our debt instruments.
Schedule of maturities. Following is a schedule of maturities of our short-term commercial paper and our long-term debt, excluding unamortized discounts, premiums and financing costs, as of December 31, 2017 (in millions):
Year Ended December 31,	Maturities of Debt
2018	$1,026.4
2019	2,512.4
2020	2,375.0
2021	1,750.0
2022	1,500.0
Thereafter	6,948.7
Total	$16,112.5
8. Income taxes
On December 22, 2017 (the “Enactment Date”), H.R. 1, originally known as the Tax Cuts and Jobs Act, was enacted. The new law (Public Law No. 115-97 hereinafter referred to as the “Tax Act”) includes significant changes to the U.S. corporate income tax system including, but not limited to, lowering the statutory corporate tax rate from 35% to 21%, eliminating certain deductions, imposing a mandatory one-time tax on accumulated earnings of foreign subsidiaries, introducing new tax regimes, and changing how foreign earnings are subject to U.S. tax. The Tax Act also enhanced and extended through 2026 the option to claim accelerated depreciation deductions on qualified property. The majority of the provisions in the Tax Act are effective January 1, 2018.

In response to the Tax Act, the Securities and Exchange Commission (“SEC”) issued guidance on accounting for the effects of the Tax Act. As required under the guidance, we have recorded a provisional tax benefit for the impact of the Tax Act of approximately $1,381.0 million during the fourth quarter of 2017. This amount is primarily comprised of the provisional remeasurement of federal net deferred tax liabilities resulting from the permanent reduction in the U.S. statutory corporate tax rate to 21% from 35%, after taking into account the mandatory one-time tax on the accumulated earnings of our foreign subsidiaries (“the Transition Tax”). The amount of this Transition Tax is not material. As we complete our analysis of the Tax Act, collect and prepare necessary data, and interpret any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, we may make adjustments to the provisional amounts. Those adjustments may materially impact our provision for income taxes in the period in which the adjustments are made.
In addition, we are still evaluating the Global Intangible Low Tax Income (“GILTI”) provisions of the Tax Act and their impact, if any, on our consolidated financial statements, including whether we adopt an accounting policy to treat such taxes as a current-period expense when incurred or whether such amounts should be factored into our measurement of deferred taxes. As a result, we have not included an estimate of the tax expense/benefit related to this item for the period ended December 31, 2017.
The provision for income taxes consists of the following:
	Year Ended December 31,
(in millions)	2017	2016	2015
Income (loss) before income taxes:
United States	$4,921.6	$4,422.6	$3,870.6
Foreign	7.4	4.5	(6.8)
Total	$4,929.0	$4,427.1	$3,863.8
Current provision:
Federal	$1,991.9	$1,456.2	$1,722.0
State	79.3	37.9	102.7
Foreign	5.0	2.8	1.7
Total current provision	2,076.2	1,496.9	1,826.4
Deferred benefit:
Federal	(1,677.3)	(392.6)	(429.0)
State	(1.6)	(104.7)	(32.9)
Foreign	—	(0.1)	(0.2)
Total deferred benefit	(1,678.9)	(497.4)	(462.1)
Total current and deferred provision	$397.3	$999.5	$1,364.3

The Tax Act requires Express Scripts include in 2017 federal taxable income its pro-rata share of undistributed and previously untaxed post-1986 foreign earnings. Accordingly, we have included a discrete tax charge of $4.7 million in our 2017 tax provision. This amount is a provisional estimate for the Transition Tax as described above. We no longer consider our foreign earnings to be indefinitely reinvested and have recorded a provision for United States federal and state income taxes thereon. In previous years, we considered our foreign earnings to be indefinitely reinvested, and accordingly had not recorded a provision for United States federal and state income taxes thereon.
A reconciliation of the statutory federal income tax rate and the effective tax rate follows (the effect of foreign taxes on the effective tax rate for 2017, 2016 and 2015 is not material):
	Year Ended December 31,
	2017	2016	2015
Statutory federal income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	2.1	0.4	0.7
Non-controlling interest	(0.1)	(0.2)	(0.2)
Impact of the Tax Act	(28.0)	—	—
Recognition of previously unrecognized PolyMedica Corporation (Liberty) tax benefit	—	(11.6)	—
Other, net	(0.9)	(1.0)	(0.2)
Effective tax rate	8.1%	22.6%	35.3%
During 2017, we recognized a net discrete benefit of $1,402.4 million primarily attributable to the deferred tax implications of the Tax Act. During 2016, we recognized a net discrete benefit of $633.9 million primarily attributable to changes in our unrecognized tax benefits as a result of our realization of the previously unrecognized PolyMedica Corporation (Liberty) tax benefit, various state audit settlements, lapses in statutes of limitations, and deferred tax implications of newly enacted state laws and filing methodologies.
The deferred tax assets and liabilities recorded in our consolidated balance sheet are as follows:
	December 31,
(in millions)	2017	2016
Deferred tax assets:
Allowance for doubtful accounts	$10.4	$11.1
Note premium	3.6	24.7
Tax attributes	164.9	72.6
Equity compensation	95.4	148.5
Accrued expenses	149.6	293.4
Benefit of uncertain tax positions	67.1	132.4
Other	38.0	47.8
Gross deferred tax assets	529.0	730.5
Less valuation allowance	124.0	31.2
Net deferred tax assets	405.0	699.3
Deferred tax liabilities:
Depreciation, property and computer software differences	(187.4)	(278.6)
Goodwill and intangible assets	(2,365.4)	(3,945.6)
Outside basis difference in eviCore	(357.0)	—
Other	(27.5)	(47.3)
Gross deferred tax liabilities	(2,937.3)	(4,271.5)
Net deferred tax liabilities	$(2,532.3)	$(3,572.2)

Deferred taxes were classified in the consolidated balance sheet as follows:
	December 31,
(in millions)	2017	2016
Other assets	$30.1	$31.1
Deferred taxes	(2,562.4)	(3,603.3)
Net deferred tax liabilities	$(2,532.3)	$(3,572.2)
As part of the acquisition of eviCore described in Note 3 - Acquisitions and divestiture, we acquired a number of partnerships, now wholly-owned, resulting in differences in book and tax basis. Accordingly, as of December 31, 2017, we have a deferred tax liability of $357.0 million. As of December 31, 2017, we have deferred tax assets for federal and state capital loss carryforwards related to the sale of UBC of approximately $87.8 million and $15.6 million, respectively, as well as deferred tax assets for federal, and state net operating loss carryforwards of approximately $17.5 million and $44.0 million, respectively. The federal and state capital loss carryforwards, if otherwise not utilized, will expire in 2022. The federal and state net operating loss carryforwards, if otherwise not utilized, will expire between 2018 and 2035. We have provided a valuation allowance, primarily related to the utilization of the capital loss generated by the sale of UBC, of $124.0 million against these deferred tax assets. During 2017, our valuation allowance related to federal and state capital loss carryforwards and federal and state net operating losses increased by $92.8 million of which $14.7 million affected our tax rate.
A reconciliation of our beginning and ending amount of unrecognized tax benefits is as follows:
(in millions)	2017	2016	2015
Balance at beginning of year	$538.0	$1,038.4	$1,117.2
Additions for tax positions related to prior years	153.3	102.5	55.8
Reductions for tax positions related to prior years(1)	(62.6)	(630.8)	(112.7)
Additions for tax positions related to the current year	99.1	72.7	45.7
Reductions attributable to settlements with taxing authorities	(7.7)	(18.1)	(14.3)
Reductions as a result of a lapse of the applicable statute of limitations	(31.7)	(26.7)	(53.3)
Balance at end of year	$688.4	$538.0	$1,038.4
(1)	Amounts for 2016 include reductions related to a claimed loss in 2012 on the divestiture of PolyMedica Corporation (Liberty).
All but an immaterial amount of our unrecognized tax benefits of $688.4 million would impact our effective tax rate, if recognized.
During 2016, we resolved the tax treatment of our 2012 divestiture of PolyMedica Corporation (Liberty). Accordingly, we recognized a net tax benefit of approximately $511.0 million, which impacted our effective tax rate.
We also reached final settlement on various state examinations. These state settlements resulted in a reduction to our unrecognized tax benefits of $7.7 million, none of which impacted our effective tax rate. In addition, as a result of these settlements, we reduced our prior year gross state tax positions by $41.5 million, which resulted in a net tax benefit of approximately $27.0 million that impacted our effective rate.
We recorded a benefit of $5.9 million of interest and penalties to the provision for income taxes in our consolidated statement of operations for the year ended December 31, 2017, as compared to a benefit of $26.8 million and $4.4 million for the years ended December 31, 2016 and 2015, respectively. This resulted in $82.8 million and $88.5 million of accrued interest and penalties in our consolidated balance sheet at December 31, 2017 and 2016, respectively.
We are subject to examination by various federal, state and local tax authorities. With few exceptions, we are no longer subject to tax examinations by tax authorities for years before 2010. The Internal Revenue Service is currently examining ESI’s 2010 and 2011 and Express Scripts’s combined 2012-2015 consolidated United States federal income tax returns. Our federal income tax audit uncertainties primarily relate to both the valuation and timing of deductions, while various state income tax audit uncertainties primarily relate to the attribution of overall taxable income to those states. We have taken positions in certain taxing jurisdictions for which it is reasonably possible the total amounts of unrecognized tax benefits may decrease up to $170.7 million within the next twelve months due to the conclusion of various examinations as well as lapses in various statutes of limitations.

9. Common stock
Treasury share repurchases. Including the shares received under the 2016 and 2015 ASR Agreements (described below) we repurchased 45.9 million, 74.4 million and 55.1 million shares for $2,947.4 million, $5,571.9 million and $4,675.0 million during the years ended December 31, 2017, 2016 and 2015, respectively. Shares repurchased during the year ended December 31, 2017 includes 0.1 million shares for $9.4 million not yet settled as of December 31, 2017. In each of December 2017 and 2016, the Board of Directors of the Company approved an increase in the authorized number of shares that may be purchased under the share repurchase program, originally announced in 2013, by 45.0 million and 65.0 million shares, respectively, for a total authorization of 375.0 million shares (including shares previously purchased) of our common stock, as adjusted for any subsequent stock split, stock dividend or similar transaction. As of December 31, 2017, there were 78.3 million shares remaining under the share repurchase program. Share repurchases during 2017 were made pursuant to Rule 10b5-1 plans implemented on February 15, 2017 (the “February 2017 Rule 10b5-1 plan”), July 26, 2017 (the “July 2017 Rule 10b5-1 plan”) and November 28, 2017 (the “November 2017 Rule 10b5-1 plan”), as well as through open market purchases. The February 2017 Rule 10b5-1 plan was completed on June 30, 2017, the July 2017 Rule 10b5-1 plan was completed on October 9, 2017 and the November 2017 Rule 10b5-1 plan remained active as of December 31, 2017. There is no limit on the duration of the share repurchase program as authorized by the Board of Directors of the Company. Additional share repurchases, if any, will be made through open market purchases, Rule 10b5-1 plans, accelerated share repurchases, privately negotiated transactions or other transactions in such amounts and at such times as we deem appropriate based upon prevailing market and business conditions and other factors.
Accelerated share repurchases. In February 2016, we entered into an accelerated share repurchase agreement (the “2016 ASR Agreement”) to repurchase shares of our common stock for an aggregate initial payment of $2,800.0 million. Under the terms of the 2016 ASR Agreement, upon payment of the initial payment we received an initial delivery of 32.1 million shares of our common stock at a price of $69.69 per share, which represented, based on the closing share price of our common stock on February 25, 2016, approximately 80% of the initial payment. The final purchase price per share and the final number of shares received were determined using the arithmetic mean of the daily volume-weighted average price per share of our common stock (the “VWAP”) over the executed term of the 2016 ASR Agreement. In August 2016, we settled the 2016 ASR Agreement and received 6.2 million additional shares, resulting in a total of 38.3 million shares received under the 2016 ASR Agreement.
The 2016 ASR Agreement was accounted for as an initial treasury stock transaction and a forward stock purchase contract. We initially recorded an increase to treasury stock of $2,240.0 million and a decrease to additional paid-in capital of $560.0 million. The $560.0 million recorded as additional paid-in capital was reclassified to treasury stock upon settlement of the 2016 ASR Agreement in August 2016. The forward stock purchase contract was classified as an equity instrument and was deemed to have a fair value of zero at the effective date of the 2016 ASR Agreement. The initial delivery of shares resulted in an immediate reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted net income per share on the effective date of the 2016 ASR Agreement.
In April 2015, as part of our previously announced share repurchase program, we entered into an agreement to repurchase shares of our common stock for an aggregate initial payment of $5,500.0 million under an accelerated share repurchase agreement (the “2015 ASR Agreement”). Under the terms of the 2015 ASR Agreement, upon payment of the initial payment, we received an initial delivery of 55.1 million shares of our common stock at a price of $84.79 per share, which represented, based on the closing share price of our common stock on April 29, 2015, approximately 85% of the initial payment. The final purchase price per share and the final number of shares received was determined using the arithmetic mean of the daily VWAP over the executed term of the 2015 ASR Agreement. In January 2016, we settled the 2015 ASR Agreement and received 9.1 million additional shares, resulting in a total of 64.2 million shares received under the 2015 ASR Agreement.

The 2015 ASR Agreement was accounted for as an initial treasury stock transaction and a forward stock purchase contract. We initially recorded an increase to treasury stock of $4,675.0 million and a decrease to additional paid-in capital of $825.0 million. The $825.0 million recorded as additional paid-in capital was reclassified to treasury stock upon completion of the 2015 ASR Agreement in January 2016. The forward stock purchase contract was classified as an equity instrument and was deemed to have a fair value of zero at the effective date of the 2015 ASR Agreement. The initial delivery of shares resulted in an immediate reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted net income per share on the effective date of the 2015 ASR Agreement.
10. Employee benefit plans and stock-based compensation plans
Retirement savings plans. We sponsor a retirement saving plan (“401(k) Plan”) under Section 401(k) of the Internal Revenue Code for substantially all of our full-time and part-time employees. Under the 401(k) Plan, eligible employees may elect to contribute up to 50% of their salary, and we match up to 6% of the employees’ compensation contributed to the 401(k) Plan for substantially all employees after one year of service.
For the years ended December 31, 2017, 2016 and 2015, we had contribution expense of approximately $76.4 million, $76.7 million and $69.8 million, respectively. Contributions under the plan are subject to aggregate limits required under the Internal Revenue Code.
Employee stock purchase plan. We offer an employee stock purchase plan (the “ESPP”) that qualifies under Section 423 of the Internal Revenue Code and permits all domestic employees, excluding certain management level employees, to purchase shares of our common stock. Participating employees may contribute up to 10% of their salary to purchase common stock at the end of each monthly participation period at a purchase price equal to 95% of the fair market value of our common stock on the last business day of the participation period. Approximately 210,000, 224,000 and 183,000 shares of our common stock were issued under the ESPP during the years ended December 31, 2017, 2016 and 2015, respectively. Our common stock reserved for future employee purchases under the ESPP is approximately 1.0 million shares at December 31, 2017.
Stock-based compensation plans in general. In March 2016, our Board of Directors adopted the Express Scripts Holding Company 2016 Long-Term Incentive Plan (the “2016 LTIP”), which was approved by our stockholders in May 2016 and authorizes the grant of various equity awards with various terms to our officers, members of our Board of Directors and other key employees. The 2016 LTIP was approved by our stockholders and became effective on May 4, 2016. Under the 2016 LTIP, we may issue stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance share awards and other types of awards. The maximum number of shares available for awards under the 2016 LTIP is 33.0 million. As of December 31, 2017, there are 30.2 million shares of our common stock available for issuance under the 2016 LTIP. The maximum term of stock options, SARs, restricted stock awards, restricted stock units and performance shares granted under the 2016 LTIP is 10 years.
Effective May 4, 2016, no additional awards will be granted under the 2011 Long-Term Incentive Plan (the “2011 LTIP”), the Accredo Health 2002 Long-Term Incentive Plan (the “Accredo Plan”), the ESI 2000 Long-Term Incentive Plan (the “2000 LTIP”) or the Medco 2002 Stock Incentive Plan (the “2002 SIP”) (except to settle awards outstanding under these plans), all of which authorized the grant of various equity awards with various terms to our officers, members of our Board of Directors and other key employees. However, the terms of these plans will continue to govern awards outstanding under these plans.
The provisions of the 2016 LTIP, 2011 LTIP, the Accredo Plan, the 2000 LTIP and the 2002 SIP (collectively, the “stock incentive plans”) allow employees to use shares to cover tax withholdings on stock awards (a feature which has also been approved by the Compensation Committee of our Board of Directors). Upon vesting of restricted stock units and performance shares, employees have taxable income subject to statutory withholding requirements. The number of shares issued to employees may be reduced by the number of shares having a market value equal to the statutory withholding requirements for federal, state and local tax purposes. Awards are settled by issuance of new shares. The maximum term of stock options, restricted stock units and performance shares is generally 10 years. The tax benefit related to employee stock compensation recognized during the years ended December 31, 2017, 2016 and 2015 was $34.9 million, $24.2 million and $41.3 million, respectively.

As of January 1, 2017, under ASU 2016-09, excess tax benefits are prospectively recognized as income tax expense on our consolidated statement of operations and prospectively recognized as an operating activity on our consolidated statement of cash flows for the year ended December 31, 2017. Prior periods have not been retrospectively adjusted for adoption of this standard. We have also elected to continue to estimate the number of awards expected to vest. The remaining amendments to this standard, as noted in Note 1 - Summary of significant accounting policies, are either not applicable or do not change our current accounting practices and thus do not impact our consolidated financial statements, including our consolidated statement of cash flows.
Restricted stock units and performance shares. We have issued restricted stock units to certain officers, directors and employees and performance shares to certain officers and employees under our stock-based compensation plans. Restricted stock units generally have three-year graded vesting and performance shares generally have three-year cliff vesting. Awards are subject to accelerated vesting under certain specified circumstances, including upon a change in control and termination, and are also subject to forfeiture without consideration upon termination of employment under certain circumstances. The number of performance shares that ultimately vest is dependent upon achieving specific performance targets. The original grant of performance shares is subject to a multiplier of up to 2.5 based on the achievement of certain performance metrics.
As of December 31, 2017 and 2016, unearned compensation related to restricted stock units and performance shares was $65.5 million and $44.5 million, respectively. We recorded pre-tax compensation expense related to restricted stock units and performance shares of $74.2 million, $60.2 million and $71.1 million in the years ended December 31, 2017, 2016 and 2015, respectively. The fair value of restricted stock units and performance shares vested during the years ended December 31, 2017, 2016 and 2015 was $61.9 million, $56.3 million and $80.6 million, respectively. The weighted-average remaining recognition period for restricted stock units and performance shares is 2.0 years.
A summary of the status of restricted stock units and performance shares as of December 31, 2017, and changes during the year ended December 31, 2017, is presented below.
	Shares (in millions)	Weighted-Average Grant Date Fair Value Per Share
Outstanding at beginning of year	1.9	$75.04
Granted	1.7	67.54
Other(1)	0.1	77.01
Released	(0.9)	76.18
Forfeited/cancelled	(0.3)	70.08
Outstanding at end of year	2.5	70.12
Vested and deferred at end of year	0.1	71.40
Non-vested at end of year	2.4	$70.09
(1)	Represents additional performance shares issued above the original grant for achieving certain performance metrics.
Stock options. We have issued stock options to certain officers, directors and employees under our stock-based compensation plans to purchase shares of our common stock at fair market value on the date of grant. Stock options generally have three-year graded vesting.
As of December 31, 2017 and 2016, unearned compensation related to stock options was $14.4 million and $34.5 million, respectively. We recorded pre-tax compensation expense related to stock options of $25.4 million, $46.8 million and $46.0 million in the years ended December 31, 2017, 2016 and 2015, respectively. The weighted-average remaining recognition period for stock options is 1.5 years.

A summary of the status of stock options as of December 31, 2017, and changes during the year ended December 31, 2017, is presented below.
	Shares (in millions)	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)(1)
Outstanding at beginning of year	19.5	$61.02
Granted	0.8	66.85
Exercised	(2.3)	46.35
Forfeited/cancelled	(0.8)	75.65
Outstanding at end of year	17.2	62.56	4.5	$237.4
Awards exercisable at end of year	13.3	$59.83	3.4	$220.1
(1)	Amount by which the market value of the underlying stock exceeds the exercise price of the stock option.
For the years ended December 31, 2017, 2016 and 2015, the net excess/(shortfall) tax benefits related to stock options exercised during the year was $(0.9) million, $13.0 million and $58.2 million, respectively. Upon adoption of ASU 2016-09 on January 1, 2017, excess tax benefits are prospectively recognized as operating cash flow for the year ended December 31, 2017, and as financing cash flow for the years ended December 31, 2016 and 2015 in our consolidated statement of cash flows.
The fair value of stock options granted was estimated on the date of grant using a Black-Scholes multiple option-pricing model with the following weighted-average assumptions:
	Year Ended December 31,
	2017	2016	2015
Expected life of option	3-5 years	3-5 years	3-5 years
Risk-free interest rate	1.5%-2.1%	0.9%-1.9%	1.0%-1.7%
Expected volatility of stock	21%-23%	20%-25%	19%-26%
Expected dividend yield	None	None	None
Weighted-average volatility of stock	22.4%	22.3%	24.0%

The Black-Scholes model requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term and forfeiture rate of stock options is derived from historical data of employee exercises and post-vesting employment termination behavior as well as expected behavior on outstanding stock options. The risk-free rate is based on the United States Treasury rates in effect during the corresponding period of grant. The expected volatility is based on historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense recognized in future periods.
Cash proceeds and intrinsic value related to total stock options exercised and weighted-average fair value of stock options granted during the years ended December 31, 2017, 2016 and 2015 are provided in the following table:
	Year Ended December 31,
(in millions, except per share data)	2017	2016	2015
Proceeds from stock options exercised	$93.0	$95.5	$213.2
Intrinsic value of stock options exercised	49.3	71.1	212.8
Weighted-average fair value per share of options granted during the year	$13.89	$13.76	$18.03

11. Commitments and contingencies
Lease agreements. We have entered into noncancellable agreements to lease certain offices, distribution facilities and operating equipment with terms from one to eleven years. The majority of our lease agreements include renewal options to extend the agreements from one to five years. Rental expense under the office and distribution facilities leases in the years ended December 31, 2017, 2016 and 2015 was $69.3 million, $62.9 million and $62.5 million, respectively. The future minimum lease payments, including interest, due under noncancellable leases as of December 31, 2017 are shown below (in millions):
Year Ended December 31,	Minimum Operating Lease Payments	Minimum Capital Lease Payments
2018	$62.2	$23.0
2019	50.9	8.3
2020	45.6	3.2
2021	37.6	2.8
2022	27.8	2.9
Thereafter	42.6	8.7
Total	$266.7	$48.9
Purchase commitments. As of December 31, 2017, we have certain required future purchase commitments for materials, supplies, services and fixed assets related to the normal course of business. We do not expect potential payments under these provisions to materially affect results of operations or financial condition based upon reasonably likely outcomes derived by reference to experience and current business plans. These future purchase commitments as of December 31, 2017 are summarized below (in millions):
Year Ended December 31,	Future Purchase Commitments
2018	$81.8
2019	63.2
2020	8.2
2021	4.9
2022	—
Thereafter	—
Total	$158.1
Other contingencies. For the year ended December 31, 2017, approximately 54% of the total dollar value of our pharmaceutical purchases were through one wholesaler. We believe alternative sources are readily available. Except for customer concentration described in Note 13 - Segment information, we believe no other concentration risks exist at December 31, 2017. See Note 3 - Acquisitions and divestiture for description of a contingent arrangement with certain equity holders, who are key employees of eviCore.
Legal contingencies. We are subject to various legal proceedings, investigations, government inquiries and claims pending against us or our subsidiaries, including, but not limited to, those relating to regulatory, commercial, employment and employee benefits. We record accruals for certain of our outstanding legal proceedings, investigations and claims when we believe it is probable a liability will be incurred and the amount of loss can be reasonably estimated. On a quarterly basis, we evaluate developments in legal proceedings, investigations and claims that could affect the amount of any accrual, as well as any developments that would make a loss both probable and reasonably estimable.

We record self-insurance accruals based on estimates of the aggregate liability of claim costs (including defense costs) in excess of our insurance coverage. The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable. If the range of possible loss is broad, and no amount within the range is more likely than any other, the liability accrual is based on the low end of the range.
When a loss contingency is not believed to be both probable and estimable, we do not establish an accrued liability. However, if the loss (or an additional loss in excess of the accrual) is believed to be at least a reasonable possibility and material, we disclose an estimate of the possible loss or range of loss, if such estimate can be made, or disclose an estimate cannot be made.
The legal proceedings, investigations, government inquiries and claims pending against us or our subsidiaries include, among others, multi-district litigation, class action lawsuits, antitrust allegations, qui tam lawsuits (“whistleblower” actions) and various governmental inquiries and informational subpoenas.
The assessment of whether a loss is probable and reasonably estimable involves a series of complex judgments about future events. We are often unable to estimate a range of loss due to significant uncertainties, particularly where (i) the damages sought are unspecified or indeterminate; (ii) the proceedings are in the early stages; (iii) the matters involve novel or unsettled legal theories or a large number of parties; (iv) class action status may be sought and certified; (v) it is questionable whether asserted claims or allegations will survive dispositive motion practice; (vi) the impact of discovery on the legal process is unknown; (vii) the settlement posture of the parties has not been determined and/or (viii) in the case of certain government agency investigations, whether a sealed qui tam lawsuit has been filed and whether the government agency makes a decision to intervene in the lawsuit following investigation. Accordingly, for many proceedings, we are currently unable to estimate the loss or a range of possible loss.
For a limited number of proceedings, we may be able to reasonably estimate the possible range of loss in excess of any accruals. However, we believe such proceedings, individually and in the aggregate, when finally resolved, are not reasonably likely to have a material adverse effect on our cash flow or financial condition. We also believe any amount that could be reasonably estimated in excess of accruals, if any, for such proceedings is not material. However, an unexpected adverse resolution of one or more of such matters could have a material adverse effect on our results of operations in a particular quarter or fiscal year. For purposes of this Note 11, the “Company” refers to Express Scripts Holding Company and its subsidiaries if named as defendants or identified as the subjects in the matters described below.
We cannot predict the timing or outcome of the matters described below:
•
Jerry Beeman, et al. v. Caremark, et al. Plaintiffs allege that the Company and the other defendants failed to comply with statutory obligations to provide California clients with the results of a bi-annual survey of retail drug prices. On November 14, 2016, the district court denied plaintiffs’ motion for class certification, holding that the proposed class representatives and counsel were inadequate to represent a class. On October 6, 2017, defendants moved for sanctions against plaintiffs for destroying evidence and requested the case be dismissed with prejudice, which the court granted on January 4, 2018, and plaintiffs are appealing.

•
In re: PBM Antitrust Litigation. The following two cases involving the Company were transferred to the United States District Court for the Eastern District of Pennsylvania: Brady Enterprises, Inc., et al. v. Medco Health Solutions, Inc., and North Jackson Pharmacy, Inc., et al. v. Express Scripts, Inc., et al. Plaintiffs assert claims for violation of the Sherman Antitrust Act. The court has entered an order denying class certification in the Brady case and decertifying the class against the Company in the North Jackson case. These cases have been administratively closed on the court’s docket.

•
Anthem, Inc. v. Express Scripts, Inc. Anthem, Inc. (for purposes of this Note 11, “Anthem”) filed this lawsuit alleging various breach of contract claims against the Company relating to the parties’ rights and obligations under the periodic pricing review section of the pharmacy benefit management agreement between the parties, including allegations that the Company failed to negotiate new pricing concessions in good faith, as well as various alleged service issues. Anthem requests the court enter declaratory judgment that the Company is required to provide Anthem competitive benchmark pricing, that Anthem can terminate the agreement, and that the Company is required to provide Anthem with post-termination services at competitive benchmark pricing for one year following any termination by Anthem. Anthem claims it is entitled to $13.0 billion in additional pricing concessions over the remaining term of the agreement as well as $1.8 billion for one year following any contract termination by Anthem, and $150.0 million in damages for service issues (for purposes of this Note 11, “Anthem’s Allegations”). On April 19, 2016, in response to Anthem’s complaint, the Company filed its answer denying Anthem’s Allegations in their entirety and asserting affirmative defenses and counterclaims against Anthem. The court subsequently granted Anthem’s motion to dismiss two of six counts of the Company’s amended counterclaims.

•
In re Express Scripts Holdings Company Securities Litigation. Plaintiff filed this putative securities class action complaint on behalf of all persons or entities that purchased or otherwise acquired the Company’s publicly traded common stock between February 24, 2015 and March 21, 2016, and alleges the Company and named individuals violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 by carrying out a scheme to defraud the investing public. Plaintiff seeks compensatory damages in favor of plaintiff and other class members, attorneys’ fees and costs, and equitable relief. Plaintiff adopts many of Anthem’s Allegations in support of their claim. On August 1, 2017, the court granted the Company’s motion to dismiss the complaint in its entirety. On August 30, 2017, Plaintiff filed an amended complaint alleging similar claims. On November 20, 2017, defendants filed a motion to dismiss the second amended complaint, which has been fully briefed and is ripe for the court’s consideration.

•
M. Scott Brewer, et al., in their capacities as Trustees for the Carpenters Pension Fund of West Virginia, derivatively on behalf of Express Scripts Holding Company v. Maura C. Breen, et al. Plaintiffs filed this stockholder derivative lawsuit alleging certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched and also asserting a claim for corporate waste. Plaintiffs adopt many of Anthem’s Allegations in support of their claim. Plaintiffs seek damages on behalf of the Company from the individual defendants, an accounting by the individual defendants for all damages, profits, special benefits and unjust enrichment and imposition of a constructive trust, judgment directing the Company to take all necessary actions to reform and improve its corporate governance and internal control procedures, punitive damages, and an award of attorneys’ fees and costs. As of August 21, 2017, defendants’ motion to stay or dismiss was fully briefed and ripe for the court’s consideration. On January 23, 2018, the court granted defendants’ motion to dismiss the case in its entirety without prejudice. Plaintiffs have until February 28, 2018 to file an amended complaint.

•
Randy Green v. George Paz, et al. Plaintiff alleges certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched. Plaintiff adopts many of Anthem’s Allegations in support of his claims that individual defendants breached fiduciary duties of loyalty, good faith, fair dealing, and candor, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem, and for contribution to and indemnification of the Company in connection with all claims that have been, are, or may in the future be asserted against the Company because of the individual defendants’ wrongdoing. On June 12, 2017, the court stayed this action until resolution of the Carpenters derivative action, described above, in the United States District Court for the Southern District of New York.

•
Missouri State Action (Circuit Court of St. Louis County, State of Missouri). The following three cases have been consolidated in Missouri state court: Abraham Neufeld, derivatively on behalf of nominal defendant Express Scripts Holding Company v. George Paz, et al.; Robert Jessup, derivatively on behalf of Express Scripts Holding Company v. Timothy Wentworth, et al.; and Richard Weisglas, derivatively on behalf of Express Scripts Holding Company v. Express Scripts Holding Company, George Paz, et al. These cases were consolidated on December 21, 2016, and on April 13, 2017, plaintiffs filed a consolidated amended complaint. Plaintiffs’ consolidated amended complaint alleges certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched, and that certain defendants engaged in “insider selling.” Plaintiffs adopt many of Anthem’s Allegations in support of their claims that the individual defendants breached fiduciary duties of loyalty, good faith, candor, and due care, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem. Plaintiffs seek damages on behalf of the Company from the individual defendants, equitable relief, and attorneys’ fees and costs. On August 11, 2017, the court stayed this action until resolution of the Carpenters derivative action, described above, in the United States District Court for the Southern District of New York.

•
Kurt Wilson v. George Paz, et al. Plaintiff alleges that certain current and former officers and directors of the Company breached fiduciary duties, were unjustly enriched, committed abuse of control and gross mismanagement, and that certain defendants engaged in “insider selling.” Plaintiff adopts many of Anthem’s Allegations in support of the claims that the individual defendants breached fiduciary duties of loyalty, good faith, candor, and due care, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem. Plaintiff seeks damages on behalf of the Company from the individual defendants, equitable relief, and attorneys’ fees and costs. On December 8, 2017, the court stayed this action until resolution of the Carpenters derivative action, described above, in the United States District Court for the Southern District of New York.

•
In re Express Scripts/Anthem ERISA Litigation (consolidating John Doe One and John Doe Two v. Express Scripts, Inc. and Karen Burnett, Brendan Farrell, and Robert Shullich v. Express Scripts, Inc. and Anthem, Inc.). Plaintiffs filed a Second Amended Consolidated Class Action Complaint on behalf of health plan beneficiaries who are enrolled in health care plans that are insured or administered by Anthem. Plaintiffs allege that the Company and Anthem breached fiduciary duties and otherwise violated their legal obligations under ERISA, that the Company engaged in mail fraud, wire fraud and other racketeering activity through its invoicing system with Anthem, that the Company breached its contract with Anthem, that plaintiffs are entitled to equitable relief under theories including unjust enrichment, that the Company violated unfair and deceptive trade practices statutes, that Anthem breached the covenant of good faith and fair dealing implied in health plans, and that ESI violated the anti-discrimination provisions of the Affordable Care Act. Plaintiffs adopt many of Anthem’s Allegations in support of their claim. Plaintiffs seek compensatory damages, declaratory relief, equitable relief and attorneys’ fees and costs. The Company’s motion to dismiss was granted on January 5, 2018 and plaintiffs are appealing.

•
MSP Recovery Claims, Series, LLC, et al. v. CVS Health Corporation, et al. Plaintiffs allege, inter alia, that the defendants entered into “exclusionary” agreements that granted exclusive formulary placement for certain analog insulin products in return for higher rebate payments and that these agreements had the effect of driving up analog insulin costs for the putative class members. Plaintiffs assert claims for purported RICO violations, common law fraud and unjust enrichment. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs. On January 19, 2018, plaintiffs voluntarily dismissed this case.

•
Jeanine Prescott, et al. v. CVS Health Corporation, et al. Plaintiffs allege, inter alia, that the defendants entered into “exclusionary” agreements that granted exclusive formulary placement for certain blood glucose test strips in return for higher rebate payments. The complaint alleges that these agreements had the effect of driving up the costs of such test strips for the putative class members and violated RICO, ERISA and the competition and consumer protection laws of various states. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs. On November 28, 2017, the court granted the motion of certain defendants, including the Company, to transfer this action to the United States District Court for the District of New Jersey.

•
Michael Bewley, et al. v. CVS Health Corporation, et al. Plaintiffs allege, inter alia, that the defendants entered into “exclusionary” agreements that granted exclusive formulary placement for certain glucagon products in return for higher rebate payments. The complaint alleges that these agreements had the effect of driving up the costs of such products for the putative class members and violated Sections 1 and 3 of the Sherman Act, RICO, ERISA and the competition and consumer protection laws of various states, U.S. territories and the District of Columbia. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs. On November 7, 2017, the court granted defendants’ motion to transfer this action to the United States District Court for the District of New Jersey.

•
Elan and Adam Klein, et al. v. Prime Therapeutics, LLC; Express Scripts Holding Co.; Express Scripts, Inc.; Medco Health Solutions, Inc.; CVS Health Corp.; Caremark, L.L.C.; Caremark Rx, L.L.C.; and CaremarkPCS Health, L.L.C. Plaintiffs allege that defendants violated legal obligations under ERISA by negotiating increasingly large rebates from Mylan, which allegedly caused an increase in the price of EpiPen products. Plaintiffs further allege that defendants retained a significant portion of rebates, rather than passing them on to class members (who are participants in, or beneficiaries of, health insurance plans governed by ERISA who purchased EpiPen products). The Company moved to dismiss Plaintiffs’ claims, and Plaintiffs recently responded by filing an amended complaint. The case is subject to a conditional order transferring the proceedings to a Kansas federal court for centralization with a multidistrict litigation, In re: EpiPen (Epinephrine Injection, USP) Marketing, Sales Practices & Antitrust Litigation, MDL No. 2785 (J.P.M.L). The Company has filed a motion to vacate the conditional transfer order, which was granted. Klein and Brannon have been consolidated and plaintiffs have until April 2, 2018 to file a consolidated complaint.

•
Traci Brannon, Lindsey Rizzo, and Jamie Herr v. Express Scripts Holding Company, Express Scripts, Inc., UnitedHealth Group, Inc., OptumRx, Inc., and Prime Therapeutics, LLC. Plaintiffs make similar allegations to those in the Klein complaint described above. The case is subject to a pending request to consolidate the proceedings into a multidistrict litigation also pending in Kansas federal court, In re: EpiPen (Epinephrine Injection, USP) Marketing, Sales Practices & Antitrust Litigation, MDL No. 2785 (J.P.M.L). The Company successfully opposed consolidation and the case was transferred to the United States District Court for the District of Minnesota. Klein and Brannon have been consolidated and plaintiffs have until April 2, 2018 to file a consolidated complaint.

•
Frank Barnett, et al. v. Novo Nordisk, Inc., Eli Lilly and Company, Sanofi-Aventis U.S., LLC, Express Scripts Holding Company, Express Scripts, Inc., CVS Health Corp., and UnitedHealth Group, Inc., OptumRx, Inc. Plaintiffs allege, inter alia, that the defendants entered into “exclusionary” agreements that granted exclusive formulary placement for certain analog insulin products in return for higher rebate payments. The complaint alleges that these agreements had the effect of driving up analog insulin costs for the putative class members and violated Sections 1 and 3 of the Sherman Act, the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and the competition and consumer protection laws of various states, U.S. territories, and the District of Columbia. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs. This action has been consolidated with the related Boss and Christensen actions (described below) and a third related action In re Insulin Pricing Litigation. On December 26, 2017, interim class counsel filed a consolidated amended complaint under the In re Insulin Pricing Litigation docket that no longer names the PBM Defendants as defendants.

•
Julia Boss, et al. v. CVS Health Corporation, Caremark Rx, LLC, Express Scripts Holding Company, Express Scripts, Inc., UnitedHealth Group, Inc., OptumRx, Inc., Sanofi-Aventis U.S. LLC, Novo Nordisk Inc., and Eli Lilly and Company. Plaintiffs allege similar allegations to those alleged in the Barnett complaint described above. In addition, plaintiffs also allege that defendants violated ERISA. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs. As explained above, this action has been consolidated with the Barnett, Christensen and In re Insulin Pricing Litigation actions, and interim class counsel has filed a consolidated amended complaint that no longer names the PBM Defendants as defendants.

•
Scott Christensen, et al. v. Novo Nordisk, Inc., Eli Lilly and Company, Sanofi-Aventis U.S., LLC, Express Scripts Holding Company, Express Scripts, Inc., CVS Health Corp., and UnitedHealth Group, Inc., OptumRx, Inc. Plaintiffs allege similar allegations to those alleged in the Barnett complaint described above. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs. As explained above, this action has been consolidated with the Barnett, Boss and In re Insulin Pricing Litigation actions, and interim class counsel has filed a consolidated amended complaint that no longer names the PBM Defendants as defendants.

•
City of Rockford and Acument Global Technologies, Inc. v. Mallinckrodt ARD, Inc., f/k/a Questcor Pharmaceuticals, Inc., Mallinckrodt plc, Express Scripts Holding Company, Express Scripts, Inc., CuraScript, Inc., d/b/a CuraScript, SD, Accredo Health Group, Inc., and United BioSource Corporation. Plaintiffs filed a second amended complaint on behalf of a putative class of third party payors for Acthar and their beneficiaries alleging that Mallinckrodt ARD, Inc. and Mallinckrodt plc (for purposes of this Note 11, collectively “Mallinckrodt”), the manufacturer of Acthar, an adrenocorticotropic hormone (“ACTH”), unlawfully maintained a monopoly in an alleged market for ACTH drugs by, inter alia, acquiring its only potential competitor. Plaintiffs also allege that Mallinckrodt and ESI fixed the price of Acthar, and that alleged agreements involving CuraScript, Inc., Accredo Health Group, Inc., and United BioSource Corporation unlawfully restrain trade. Plaintiffs assert claims under Sections 1 and 2 of the Sherman Act, various state antitrust laws, and RICO, as well as claims for common law fraud and unjust enrichment. Further, the City of Rockford (“Rockford”) alleges that ESI breached its PBM Services Agreement with Rockford and asserts claims for breach of contract, promissory estoppel, and breach of the implied covenant of good faith and fair dealing, and also seeks a declaratory judgment. Plaintiffs seek treble damages, equitable relief, and attorneys’ fees and costs. On January 22, 2018, the Company defendants filed a motion to dismiss the second amended complaint.

•
MSP Recovery Claims, Series LLC, MAO-MSO Recovery II, LLC, MSP Recovery, LLC, MSPA Claims 1, LLC v. Mallinckrodt Ard, Inc., f/k/a Questcor Pharmaceuticals, Inc., Mallinckrodt PLC, and United BioSource Corporation. Plaintiffs make similar allegations to those in the Rockford complaint filed in Illinois in April 2017. Pursuant to the terms of the Company’s agreement providing for the sale of UBC, the Company has agreed to indemnify UBC for, and retain the responsibility for the defense of, this action. On January 17, 2018, the court granted defendants’ motion to transfer the case from the Central District of California to the Northern District of Illinois, where the Rockford case is pending. On February 23, 2018, UBC filed a motion to dismiss the complaint.

•	We are the subject of various qui tam matters, including:
•
Health Choice Alliance, LLC, on behalf of the United States of America, et al. v. Eli Lilly and Company, Inc., Healthstar Communications, Inc., VMS Biomarketing, Covance, Inc., and United Biosource Corporation. A lawsuit was filed against Eli Lilly and Company, Inc. (“Lilly”) and its vendors, including UBC, regarding services Lilly engaged them to provide with respect to insulin drugs Humalog and Humulin and osteoporosis drug Forteo (collectively, the “Lilly Products”). Pursuant to the terms of the Company’s agreement providing for the sale of UBC, the Company has agreed to indemnify UBC for, and retain the responsibility for the defense of, this action. The relator claims that: (1) Healthstar Communications, Inc. and VMS Biomarketing assisted Lilly in providing in-kind remuneration to prescribers in the form of free nursing services to induce such prescribers to prescribe the Lilly Products; (2) Lilly contracted with and paid remuneration to nurse educators to recommend the Lilly Products; and (3) Covance, Inc. and UBC assisted Lilly in providing in-kind remuneration to prescribers in the form of reimbursement support services that saved prescribers administrative expenses, which services were provided to induce such prescribers to prescribe the Lilly Products. The relator alleges these were kickbacks that violated the federal Anti-Kickback Statute. The relator alleges that the defendants violated the federal False Claims Act and state false claims acts by submitting claims for payment for the Lilly Products to government health programs, including Medicare and Medicaid, that were rendered false by virtue of the violations of the federal Anti-Kickback Statute. The relator seeks treble damages, civil penalties and restitution. On January 12, 2018, plaintiffs filed a first amended complaint. On February 21, 2018, UBC filed a motion to dismiss the first amended complaint.

•
United States ex. rel. Steve Greenfield, et al. v. Medco Health Solutions, Inc., Accredo Health Group, Inc., and Hemophilia Health Services, Inc. The complaint alleges defendants violated the federal False Claims Act, the Anti-Kickback Statute, the Civil Monetary Penalty Statute and various state and local false claims statutes. The court granted the Company’s motion for summary judgment and Greenfield appealed the decision. On January 19, 2018, the Court of Appeals for the Third Circuit affirmed summary judgment.

•
United States of America ex. rel. Shane Lager v. CSL Behring, LLC, CSL Limited, Accredo Health, Inc., and Coram LLC. The complaint alleged the Company violated the federal False Claims Act. The court granted the Company’s motion to dismiss and Lager appealed the decision. On May 5, 2017, the United States Court of Appeals for the Eighth Circuit affirmed the dismissal.

•	We have received and intend to cooperate with various subpoenas or other requests from government agencies seeking information and have included descriptions of certain specific requests below:
•
Insulin/Epinephrine Pricing Investigations. The Company has received inquiries from various state Attorneys General offices in connection with pending investigations into potential unfair and deceptive acts or practices related to the pricing, reimbursement and rebates for insulin and epinephrine products and possible contracts, combinations or conspiracies in restraint of trade in the setting of prices for insulin and epinephrine products.

•
Opioids Investigations. The Company received a request for information from the Office of Attorney General of New York regarding steps taken by the Company to fight opioid abuse in connection with a pending investigation into opioid-related deaths, overdoses, and hospitalizations.

•	Relationships with Pharmaceutical Manufacturers. The Company has received inquiries relating to its contractual relationships with pharmaceutical manufacturers.
Investigations under the federal False Claims Act and most state false claims acts may be initiated by the applicable government investigative body or by a qui tam relator’s filing of a complaint under court seal. If a qui tam relator’s complaint remained under seal, applicable law would restrict our ability to disclose such a fact.
In addition to the foregoing matters there have arisen various legal proceedings, government investigations, inquiries and audits or claims in the ordinary course of our business now pending against us or our subsidiaries. The effect of these actions on future financial results is not subject to reasonable estimation because the proceedings are in early stages and/or considerable uncertainty exists about the outcomes. Where insurance coverage is not available for such claims, or is not cost-effective, we maintain self-insurance accruals to reduce our exposure to future legal costs, settlements and judgments related to uninsured claims. Our self-insured accruals are based on estimates of the aggregate liability for the costs of uninsured claims incurred and the retained portion of insured claims using certain actuarial assumptions followed in the insurance industry and our experience. It is not possible to predict with certainty the outcome of these claims, and we can give no assurance that any losses in excess of our insurance and any self-insurance accruals will not be material.

12. Enterprise value initiative
In the third quarter of 2017, we launched a multi-year, enterprise-wide value initiative (“EVI”) to transform our organization through the end of 2021, in part due to the decision by Anthem not to renew our contract, which expires at the end of 2019. We are investing to deliver an improved experience with better engagement and greater efficiency and evolve the way we do business with patients, providers and our clients. Our EVI is currently estimated to incur a cost of approximately $600.0 million to $650.0 million, which is expected to be incurred through 2021.
Beginning in the third quarter of 2017, we have incurred incremental costs within the PBM Segment in order to achieve the future benefit of our enterprise-wide initiative. There were no such comparable costs throughout 2016. The components of these incremental costs are detailed below.
Year Ended December 31,
(in millions)	2017
Consulting and contingent labor	$34.6
Severance and related benefit costs	6.9
Accelerated depreciation	0.9
Site closures	0.4
Total EVI Costs	$42.8
Of the total EVI costs reflected above, $5.0 million and $37.8 million is reflected in the “Cost of revenues” and “Selling, general and administrative”, respectively, within our consolidated statement of operations.
We did not have material liabilities related to our enterprise value initiative as of December 31, 2017 or 2016.
13. Segment information
We report segments on the basis of the products and services we offer and have determined we have two reportable segments: PBM and Other Business Operations. Within the Other Business Operations segment, we have aggregated three operating segments (CuraScript Specialty Distribution, eviCore, and UBC), that do not meet the quantitative and qualitative criteria to be separately reported. eviCore was acquired on December 15, 2017, and UBC was sold on December 27, 2017.

Operating income is the measure used by our chief operating decision maker to assess the performance of each of our operating segments. The following table presents information about our reportable segments, including a reconciliation of operating income to income before income taxes for the respective years ended December 31.
(in millions)	PBM(1)	Other Business Operations(2)	Total
2017
Product revenues:
Network revenues(3)	$49,562.2	$—	$49,562.2
Home delivery and specialty revenues(4)	44,334.2	—	44,334.2
Other revenues(5)	—	4,361.8	4,361.8
Service revenues	1,363.6	442.8	1,806.4
Total revenues	95,260.0	4,804.6	100,064.6
Depreciation and amortization expense	1,769.7	32.3	1,802.0
Operating income	5,407.0	87.0	5,494.0
Interest income and other			42.9
Interest expense and other			(607.9)
Income before income taxes			4,929.0
Capital expenditures	248.1	19.3	267.4
2016
Product revenues:
Network revenues(3)	$51,402.5	$—	$51,402.5
Home delivery and specialty revenues(4)	43,685.6	—	43,685.6
Other revenues(5)	—	3,538.4	3,538.4
Service revenues(6)	1,421.4	239.6	1,661.0
Total revenues(6)	96,509.5	3,778.0	100,287.5
Depreciation and amortization expense	2,124.1	30.5	2,154.6
Operating income(6)	5,080.0	7.8	5,087.8
Interest income and other			34.1
Interest expense and other			(694.8)
Income before income taxes			4,427.1
Capital expenditures	307.9	22.5	330.4
2015
Product revenues:
Network revenues(3)	$56,472.6	$—	$56,472.6
Home delivery and specialty revenues(4)	40,830.1	—	40,830.1
Other revenues(5)	—	2,453.7	2,453.7
Service revenues	1,657.6	337.8	1,995.4
Total revenues	98,960.3	2,791.5	101,751.8
Depreciation and amortization expense	2,328.7	30.4	2,359.1
Operating income	4,262.2	77.1	4,339.3
Interest income and other			24.8
Interest expense and other			(500.3)
Income before income taxes			3,863.8
Capital expenditures	269.1	26.8	295.9

(1)	Includes the results of operations for myMatrixx subsequent to acquisition on May 15, 2017.
(2)	Includes the results of operations for eviCore subsequent to acquisition on December 15, 2017 and results of operations for UBC prior to its sale on December 27, 2017.
(3)	Includes retail pharmacy co-payments of $8,241.3 million, $8,569.2 million and $9,170.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.
(4)	Includes revenues related to drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers and Freedom Fertility claims.
(5)	Includes revenues related to drugs distributed through patient assistance programs, which was sold on December 27, 2017.
(6)
Other Business Operations service revenues, total revenues and operating income as of December 31, 2016 includes an adjustment made in 2016 to decrease revenues and operating income by $86.1 million related to years prior to 2016. We recognized the cumulative effect of this correction within our consolidated statement of operations in the fourth quarter of 2016. This adjustment was not considered material to any prior period presented.

PBM product revenues consist of revenues from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks, revenues from the dispensing of prescription drugs from our home delivery pharmacies and revenues from the sale of certain fertility and specialty drugs. Our PBM revenues collected are primarily comprised of total prescription price, which includes a negotiated price with the client, member co-payments, fees-for-service and offsets to revenues we consider client discounts, which include manufacturer rebates and administrative fees payable to clients, obligations under financial and service guarantees to clients and pricing discounts. Other Business Operations product revenues primarily consist of distribution of specialty pharmaceuticals. PBM service revenues include fees for the administration of formulary management processing for certain client contracts that do not include claims adjudication and the dispensing of prescription drugs; as well as other fee-for-service arrangements, such as medication counseling services and certain specialty services. Other Business Operations service revenues include revenues related to medical benefit management services as of December 15, 2017, the date of the acquisition of eviCore, and, prior to the sale of UBC on December 27, 2017, also included revenues related to data analytics and research.
Following is the summary of total assets by reportable segment:
	December 31,
(in millions)	2017	2016
PBM	$48,562.6	$50,432.7
Other Business Operations	5,693.2	1,312.2
Total assets	$54,255.8	$51,744.9
Following are the revenues from our clients representing 10% or greater of our consolidated revenues for each respective period:
	December 31,
	2017	2016	2015
Anthem	19%	17%	16%
Department of Defense	12%	12%	13%
Revenues earned by our international businesses totaled $110.6 million, $98.3 million and $82.0 million for the years ended December 31, 2017, 2016 and 2015, respectively. All other revenues were earned in the United States. Long-lived assets of our international businesses (consisting primarily of computer software) totaled $29.7 million and $24.1 million as of December 31, 2017 and 2016, respectively. All other long-lived assets are domiciled in the United States.

14. Quarterly financial data (unaudited)
Following is a presentation of our unaudited quarterly financial data:
	Quarters
(in millions, except per share data)	First	Second(1)	Third	Fourth(2)
Fiscal 2017
Revenues(3)	$24,654.9	$25,347.5	$24,683.4	$25,378.8
Cost of revenues(3)	22,782.2	23,186.3	22,445.7	22,888.3
Gross profit	1,872.7	2,161.2	2,237.7	2,490.5
Selling, general and administrative	818.1	782.6	759.3	908.1
Operating income	1,054.6	1,378.6	1,478.4	1,582.4
Net income(4)	550.3	805.5	845.0	2,330.9
Less: Net income attributable to non-controlling interest	4.0	3.7	3.3	3.3
Net income attributable to Express Scripts(4)	$546.3	$801.8	$841.7	$2,327.6
Basic earnings per share attributable to Express Scripts(4)	$0.91	$1.38	$1.47	$4.12
Diluted earnings per share attributable to Express Scripts(4)	$0.90	$1.37	$1.46	$4.10
Fiscal 2016
Revenues(3)(5)	$24,791.8	$25,222.3	$25,410.1	$24,863.3
Cost of revenues(3)	22,944.8	23,061.1	23,136.0	22,525.1
Gross profit	1,847.0	2,161.2	2,274.1	2,338.2
Selling, general and administrative	906.2	904.9	858.1	863.5
Operating income(5)	940.8	1,256.3	1,416.0	1,474.7
Net income(4)	532.2	727.1	728.5	1,439.8
Less: Net income attributable to non-controlling interest	6.1	6.4	5.6	5.1
Net income attributable to Express Scripts(4)	$526.1	$720.7	$722.9	$1,434.7
Basic earnings per share attributable to Express Scripts(4)	$0.82	$1.14	$1.16	$2.36
Diluted earnings per share attributable to Express Scripts(4)	$0.81	$1.13	$1.15	$2.34
(1)
Due to the structure of the Anthem contract, certain additional PBM revenues and operating income related to Anthem were realized in the second quarters of each of 2017 and 2016 of $52.6 million and $106.6 million, respectively. Includes the results of operations for myMatrixx subsequent to its acquisition on May 15, 2017.

(2)	Includes the results of operations for eviCore subsequent to its acquisition on December 15, 2017, and results of operations for UBC prior to its divestiture on December 27, 2017.
(3)
Includes retail pharmacy co-payments of $2,466.3 million and $2,541.0 million for the three months ended March 31, 2017 and 2016, respectively, $2,017.6 million and $2,136.4 million for the three months ended June 30, 2017 and 2016, respectively, $1,925.8 million and $2,008.5 million for the three months ended September 30, 2017 and 2016, respectively, and $1,831.6 million and $1,883.3 million for the three months ended December 31, 2017 and 2016, respectively.

(4)
During the fourth quarter of 2017, as of result of federal tax reform legislation enacted on December 22, 2017, we have revalued our deferred tax assets and liabilities to reflect the reduction in the federal tax rate. This revaluation caused an increase in earnings of approximately $1,381.0 million. During the fourth quarter of 2016, we resolved the tax treatment of our 2012 divestiture of PolyMedica Corporation (Liberty) and recognized a net tax benefit of approximately $511.0 million.

(5)
Other Business Operations for the three months ended December 31, 2016 includes an adjustment made in 2016 to decrease revenues and operating income by $102.6 million, of which $86.1 million related to years prior to 2016 and $16.5 million related to interim 2016 period revenues. We recognized the cumulative effect of this correction within our consolidated statement of operations in the fourth quarter of 2016. This adjustment was not considered material to any prior period presented.

15. Condensed consolidating financial information
The senior notes issued by ESI, Medco and us are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed by ESI, Medco and us, as applicable. The following condensed consolidating financial information has been prepared in accordance with the requirements for presentation of such information. The condensed consolidating financial information presented below is not indicative of what the financial position, results of operations or cash flows would have been had each of the entities operated as an independent company during the periods for various reasons, including, but not limited to, intercompany transactions and integration of systems.
On October 26, 2017, the Company entered into an Amendment and Restatement Agreement with ESI, Medco, the lenders party thereto, Citibank, N.A., as administrative agent, and Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Company’s existing credit agreement, which amended and restated the Company’s existing credit agreement (as amended and restated, the “Credit Agreement”). The Credit Agreement provides for a five-year revolving loan facility in an aggregate principal amount of $3.5 billion and continues an existing five-year term loan in an outstanding aggregate principal amount of $2,625.0 million.
In connection with entering into the Credit Agreement, on October 26, 2017, the Company sent a notice to the respective trustees under the indentures governing the Company’s outstanding senior notes (including notes issued by ESI and Medco) that, effective as of October 26, 2017, simultaneously with the closing of the Credit Agreement, each of the guarantors under such indentures, other than the Company, ESI and Medco, as applicable, was automatically released from all of its respective obligations under such indentures and its respective guarantees of the outstanding senior notes of the Company, ESI and Medco issued thereunder. As such, the historical subsidiary guarantors have been combined with the historical subsidiary non-guarantors, to reflect the new subsidiary non-guarantor presentation effective as of October 26, 2017, as shown below. The condensed consolidating financial information is presented separately for:
(i)	Express Scripts (the Parent Company), the issuer of certain guaranteed obligations;
(ii)	ESI, guarantor, the issuer of additional guaranteed obligations;
(iii)	Medco, guarantor, the issuer of additional guaranteed obligations;
(iv)	Non-guarantor subsidiaries, on a combined basis;
(v)
Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among Express Scripts, ESI, Medco and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(vi)	Express Scripts and subsidiaries on a consolidated basis.
In 2017, as part of an ongoing reorganization since 2015, certain subsidiaries have been merged within the structure defined above through non-cash transfers. The 2017 reorganizations qualified as a transfer of assets and are reflected prospectively in the condensed consolidating balance sheet, statement of operations and statement of cash flows. These events had no impact on our consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows.
In conjunction with the ongoing reorganization, during 2017, we executed certain intercompany agreements and transfer pricing agreements effective retrospectively to January 1, 2017. These intercompany agreements resulted in increased operating expenses for our non-guarantors and reduced operating expenses for ESI in the condensed consolidating statement of operations for the year ended December 31, 2017, as well as increased interest expense for Medco and our non-guarantors and reduced interest expense for Express Scripts. The transfer pricing agreements resulted in increased revenues and operating expenses for ESI, Medco and our non-guarantors with a resulting increase in the eliminations column. These events had no impact on our consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows.

Condensed Consolidating Balance Sheet
(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non-Guarantors	Eliminations	Consolidated
As of December 31, 2017
Cash and cash equivalents	$1,031.0	$114.5	$—	$1,164.1	$—	$2,309.6
Receivables, net	—	3,740.9	971.3	2,344.1	—	7,056.3
Other current assets	—	350.7	2.1	2,238.4	—	2,591.2
Total current assets	1,031.0	4,206.1	973.4	5,746.6	—	11,957.1
Property and equipment, net	—	166.1	3.2	382.0	—	551.3
Computer software, net	—	640.0	—	174.9	—	814.9
Investments in subsidiaries	52,546.3	14,350.2	8,926.0	—	(75,822.5)	—
Intercompany	—	847.1	2,531.5	17,624.0	(21,002.6)	—
Goodwill	—	3,122.4	22,609.9	5,367.4	—	31,099.7
Other intangible assets, net	—	449.5	5,917.1	3,259.3	—	9,625.9
Other assets	8.2	112.6	80.3	42.7	(36.9)	206.9
Total assets	$53,585.5	$23,894.0	$41,041.4	$32,596.9	$(96,862.0)	$54,255.8
Claims and rebates payable	$—	$7,389.4	$2,574.3	$224.8	$—	$10,188.5
Accounts payable	—	840.3	34.0	2,881.4	—	3,755.7
Accrued expenses	126.6	1,192.7	272.7	1,277.3	—	2,869.3
Short-term debt and current maturities of long-term debt	194.8	—	838.1	—	—	1,032.9
Total current liabilities	321.4	9,422.4	3,719.1	4,383.5	—	17,846.4
Long-term debt	14,141.9	336.7	502.9	—	—	14,981.5
Intercompany	21,002.6	—	—	—	(21,002.6)	—
Deferred taxes	—	—	1,392.2	1,207.1	(36.9)	2,562.4
Other liabilities	—	457.1	258.4	24.7	—	740.2
Non-controlling interest	—	—	—	5.7	—	5.7
Express Scripts stockholders’ equity	18,119.6	13,677.8	35,168.8	26,975.9	(75,822.5)	18,119.6
Total liabilities and stockholders’ equity	$53,585.5	$23,894.0	$41,041.4	$32,596.9	$(96,862.0)	$54,255.8

As of December 31, 2016
Cash and cash equivalents	$583.5	$1,234.2	$4.4	$1,255.1	$—	$3,077.2
Receivables, net	—	3,595.8	878.7	2,587.6	—	7,062.1
Other current assets	—	194.3	—	2,029.8	—	2,224.1
Total current assets	583.5	5,024.3	883.1	5,872.5	—	12,363.4
Property and equipment, net	—	205.0	3.4	398.6	—	607.0
Computer software, net	—	621.1	—	91.5	—	712.6
Investments in subsidiaries	44,372.3	11,248.2	9,068.3	—	(64,688.8)	—
Intercompany	—	—	1,606.5	14,663.7	(16,270.2)	—
Goodwill	—	3,122.4	22,609.9	3,545.5	—	29,277.8
Other intangible assets, net	—	682.2	6,924.5	1,030.2	—	8,636.9
Other assets	7.1	173.5	25.0	46.9	(105.3)	147.2
Total assets	$44,962.9	$21,076.7	$41,120.7	$25,648.9	$(81,064.3)	$51,744.9
Claims and rebates payable	$—	$6,182.3	$2,654.6	$—	$—	$8,836.9
Accounts payable	—	1,118.2	42.5	2,715.0	—	3,875.7
Accrued expenses	125.0	1,147.2	368.4	1,352.6	—	2,993.2
Short-term debt and current maturities of long-term debt	722.3	—	—	—	—	722.3
Total current liabilities	847.3	8,447.7	3,065.5	4,067.6	—	16,428.1
Long-term debt	13,137.0	336.2	1,372.8	—	—	14,846.0
Intercompany	14,742.6	1,527.6	—	—	(16,270.2)	—
Deferred taxes	—	—	2,468.9	1,239.7	(105.3)	3,603.3
Other liabilities	—	378.4	228.0	17.3	—	623.7
Non-controlling interest	—	—	—	7.8	—	7.8
Express Scripts stockholders’ equity	16,236.0	10,386.8	33,985.5	20,316.5	(64,688.8)	16,236.0
Total liabilities and stockholders’ equity	$44,962.9	$21,076.7	$41,120.7	$25,648.9	$(81,064.3)	$51,744.9

Condensed Consolidating Statement of Operations
(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 2017
Revenues	$—	$69,006.3	$19,323.7	$63,170.4	$(51,435.8)	$100,064.6
Operating expenses	—	68,674.4	18,901.2	58,430.8	(51,435.8)	94,570.6
Operating income	—	331.9	422.5	4,739.6	—	5,494.0
Other (expense) income:
Interest (expense) income and other, net	(509.0)	7.1	(56.0)	(7.1)	—	(565.0)
Intercompany interest income (expense)	512.2	(97.5)	(158.6)	(256.1)	—	—
Other (expense) income, net	3.2	(90.4)	(214.6)	(263.2)	—	(565.0)
Income before income taxes	3.2	241.5	207.9	4,476.4	—	4,929.0
Provision (benefit) for income taxes	2.0	73.6	(688.2)	1,009.9	—	397.3
Income before equity in earnings of subsidiaries	1.2	167.9	896.1	3,466.5	—	4,531.7
Equity in earnings of subsidiaries	4,516.2	2,845.8	438.9	—	(7,800.9)	—
Net income	$4,517.4	$3,013.7	$1,335.0	$3,466.5	$(7,800.9)	$4,531.7
Less: Net income attributable to non-controlling interest	—	—	—	14.3	—	14.3
Net income attributable to Express Scripts	4,517.4	3,013.7	1,335.0	3,452.2	(7,800.9)	4,517.4
Other comprehensive income	9.4	9.4	—	9.4	(18.8)	9.4
Comprehensive income attributable to Express Scripts	$4,526.8	$3,023.1	$1,335.0	$3,461.6	$(7,819.7)	$4,526.8
For the year ended December 31, 2016
Revenues	$—	$39,265.7	$24,395.0	$41,666.1	$(5,039.3)	$100,287.5
Operating expenses	—	36,484.0	23,160.5	40,594.5	(5,039.3)	95,199.7
Operating income	—	2,781.7	1,234.5	1,071.6	—	5,087.8
Other (expense) income:
Interest expense and other, net	(546.7)	(61.9)	(51.2)	(0.9)	—	(660.7)
Intercompany interest income (expense)	312.2	(156.1)	—	(156.1)	—	—
Other expense, net	(234.5)	(218.0)	(51.2)	(157.0)	—	(660.7)
Income (loss) before income taxes	(234.5)	2,563.7	1,183.3	914.6	—	4,427.1
Provision (benefit) for income taxes	(85.6)	952.7	(81.3)	213.7	—	999.5
Income (loss) before equity in earnings of subsidiaries	(148.9)	1,611.0	1,264.6	700.9	—	3,427.6
Equity in earnings (loss) of subsidiaries	3,553.3	1,080.5	(402.8)	—	(4,231.0)	—
Net income	$3,404.4	$2,691.5	$861.8	$700.9	$(4,231.0)	$3,427.6
Less: Net income attributable to non-controlling interest	—	—	—	23.2	—	23.2
Net income attributable to Express Scripts	3,404.4	2,691.5	861.8	677.7	(4,231.0)	3,404.4
Other comprehensive income	1.7	1.7	—	1.7	(3.4)	1.7
Comprehensive income attributable to Express Scripts	$3,406.1	$2,693.2	$861.8	$679.4	$(4,234.4)	$3,406.1

For the year ended December 31, 2015
Revenues	$—	$39,582.1	$30,137.6	$36,215.6	$(4,183.5)	$101,751.8
Operating expenses	—	37,272.4	28,940.4	35,383.2	(4,183.5)	97,412.5
Operating income	—	2,309.7	1,197.2	832.4	—	4,339.3
Other (expense) income:
Interest expense and other, net	(341.7)	(75.7)	(53.5)	(4.6)	—	(475.5)
Intercompany interest income (expense)	281.2	(140.6)	—	(140.6)	—	—
Other expense, net	(60.5)	(216.3)	(53.5)	(145.2)	—	(475.5)
Income (loss) before income taxes	(60.5)	2,093.4	1,143.7	687.2	—	3,863.8
Provision (benefit) for income taxes	(22.0)	767.1	427.4	191.8	—	1,364.3
Income (loss) before equity in earnings of subsidiaries	(38.5)	1,326.3	716.3	495.4	—	2,499.5
Equity in earnings (loss) of subsidiaries	2,514.9	1,052.1	(579.8)	—	(2,987.2)	—
Net income	$2,476.4	$2,378.4	$136.5	$495.4	$(2,987.2)	$2,499.5
Less: Net income attributable to non-controlling interest	—	—	—	23.1	—	23.1
Net income attributable to Express Scripts	2,476.4	2,378.4	136.5	472.3	(2,987.2)	2,476.4
Other comprehensive loss	(16.1)	(16.1)	—	(16.1)	32.2	(16.1)
Comprehensive income attributable to Express Scripts	$2,460.3	$2,362.3	$136.5	$456.2	$(2,955.0)	$2,460.3

Condensed Consolidating Statement of Cash Flows
(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 2017
Net cash flows provided by operating activities	$4.8	$1,601.3	$509.3	$3,475.1	$(239.2)	$5,351.3
Cash flows from investing activities:
Acquisitions, net of cash acquired	(3,378.4)	(122.7)	—	—	—	(3,501.1)
Capital expenditures for property and equipment and computer software	—	(187.7)	—	(79.7)	—	(267.4)
Net cash proceeds from the sale of business	—	—	85.3	—	—	85.3
Other, net	—	(16.5)	1.9	7.2	—	(7.4)
Net cash (used in) provided by investing activities	(3,378.4)	(326.9)	87.2	(72.5)	—	(3,690.6)
Cash flows from financing activities:
Treasury stock acquired	(2,938.0)	—	—	—	—	(2,938.0)
Proceeds from long-term debt, net of discounts	1,398.9	—	—	—	—	1,398.9
Repayment of long-term debt	(1,125.0)	—	—	—	—	(1,125.0)
Commercial paper borrowings, net	194.8	—	—	—	—	194.8
Net proceeds from employee stock plans	81.0	—	—	—	—	81.0
Other, net	(13.2)	(33.6)	—	(237.3)	239.2	(44.9)
Net intercompany transactions	6,222.6	(2,360.5)	(600.9)	(3,261.2)	—	—
Net cash (used in) provided by financing activities	3,821.1	(2,394.1)	(600.9)	(3,498.5)	239.2	(2,433.2)
Effect of foreign currency translation adjustment	—	—	—	4.9	—	4.9
Net (decrease) increase in cash and cash equivalents	447.5	(1,119.7)	(4.4)	(91.0)	—	(767.6)
Cash and cash equivalents at beginning of year	583.5	1,234.2	4.4	1,255.1	—	3,077.2
Cash and cash equivalents at end of year	$1,031.0	$114.5	$—	$1,164.1	$—	$2,309.6

For the year ended December 31, 2016
Net cash flows provided by (used in) operating activities	$(14.7)	$2,946.7	$964.6	$1,259.8	$(237.0)	$4,919.4
Cash flows from investing activities:
Capital expenditures for property and equipment and computer software	—	(232.1)	—	(98.3)	—	(330.4)
Other, net	—	(12.2)	2.1	(11.4)	—	(21.5)
Net cash (used in) provided by investing activities	—	(244.3)	2.1	(109.7)	—	(351.9)
Cash flows from financing activities:
Treasury stock acquired	(4,746.9)	—	—	—	—	(4,746.9)
Proceeds from long-term debt, net of discounts	5,986.8	—	—	—	—	5,986.8
Repayment of long-term debt	(3,901.3)	(1,662.6)	(368.6)	—	—	(5,932.5)
Net proceeds from employee stock plans	87.2	—	—	—	—	87.2
Other, net	(49.3)	810.1	4.5	(1,074.7)	237.0	(72.4)
Net intercompany transactions	3,221.7	(2,573.0)	(601.1)	(47.6)	—	—
Net cash (used in) provided by financing activities	598.2	(3,425.5)	(965.2)	(1,122.3)	237.0	(4,677.8)
Effect of foreign currency translation adjustment	—	—	—	1.2	—	1.2
Net (decrease) increase in cash and cash equivalents	583.5	(723.1)	1.5	29.0	—	(109.1)
Cash and cash equivalents at beginning of year	—	1,957.3	2.9	1,226.1	—	3,186.3
Cash and cash equivalents at end of year	$583.5	$1,234.2	$4.4	$1,255.1	$—	$3,077.2

For the year ended December 31, 2015
Net cash flows provided by (used in) operating activities	$(12.0)	$2,581.4	$1,146.0	$1,176.4	$(43.5)	$4,848.3
Cash flows from investing activities:
Capital expenditures for property and equipment and computer software	—	(193.6)	—	(102.3)	—	(295.9)
Other, net	—	20.1	—	7.3	—	27.4
Net cash used in investing activities	—	(173.5)	—	(95.0)	—	(268.5)
Cash flows from financing activities:
Treasury stock acquired	(5,500.0)	—	—	—	—	(5,500.0)
Proceeds from long-term debt, net of discounts	5,500.0	—	—	—	—	5,500.0
Repayment of long-term debt	(2,890.8)	—	(500.0)	—	—	(3,390.8)
Net proceeds from employee stock plans	183.1	—	—	—	—	183.1
Other, net	(28.0)	21.9	36.3	(83.0)	43.5	(9.3)
Net intercompany transactions	2,747.7	(1,428.5)	(679.9)	(639.3)	—	—
Net cash (used in) provided by financing activities	12.0	(1,406.6)	(1,143.6)	(722.3)	43.5	(3,217.0)
Effect of foreign currency translation adjustment	—	—	—	(9.1)	—	(9.1)
Net increase in cash and cash equivalents	—	1,001.3	2.4	350.0	—	1,353.7
Cash and cash equivalents at beginning of year	—	956.0	0.5	876.1	—	1,832.6
Cash and cash equivalents at end of year	$—	$1,957.3	$2.9	$1,226.1	$—	$3,186.3